                                                                      Exhibit 99

Birds Eye Holdings LLC
Consolidated Financial Statements and Financial Statement Schedule For the Fiscal Year Ended June 26, 2004
and the Period from August 19, 2002 - June 28, 2003

INDEPENDENT AUDITORS' REPORT

Management Committee and Unitholders
Birds Eye Holdings LLC
Rochester, New York

We have audited the accompanying consolidated statements of financial position of Birds Eye Holdings LLC and subsidiaries as of June 26, 2004 and June 28, 2003, and the related consolidated statements of operations, accumulated earnings, and comprehensive income, cash flows, and changes in common members' equity for the fiscal year ended June 26, 2004 and for the period from August 19, 2002 through June 28, 2003. Our audits also included the financial statement schedule appearing on page 38. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Birds Eye Holdings LLC and subsidiaries at June 26, 2004 and June 28, 2003, and the results of their operations and their cash flows for the fiscal year ended June 26, 2004 and for the period from August 19, 2002 through June 28, 2003, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects the information set forth therein.


/s/ Deloitte & Touche LLP

Rochester, New York
August 17, 2004

Birds Eye Holdings LLC
Consolidated Statements of Operations, Accumulated Earnings, and Comprehensive Income
(Dollars in Thousands)

                                                              Fiscal Year Ended   August 19, 2002-
                                                                June 26, 2004       June 28, 2003
                                                              -----------------   ----------------
Net sales                                                         $ 843,398           $ 764,900
Cost of sales                                                      (652,863)           (585,239)
                                                                  ---------           ---------
Gross profit                                                        190,535             179,661
Selling, administrative, and general expenses                      (112,208)           (105,606)
Income from Great Lakes Kraut Company, LLC                                0               1,770
                                                                  ---------           ---------
Operating income                                                     78,327              75,825
Interest income on management promissory notes, net                      35                  27
Loss on early extinguishment of debt                                 (4,018)                  0
Interest expense                                                    (31,326)            (39,807)
                                                                  ---------           ---------
Pretax income from continuing operations                             43,018              36,045
Tax provision                                                       (15,438)            (14,426)
                                                                  ---------           ---------
Income before discontinued operations                                27,580              21,619
Discontinued operations, net of tax                                   4,322                (836)
                                                                  ---------           ---------
Net income                                                           31,902              20,783

Accretion of Preferred LLC unit issuance costs                         (445)               (376)
Dividends on Preferred LLC units                                    (24,875)            (18,679)
                                                                  ---------           ---------
Income available to Common LLC unitholders                            6,582               1,728

Accumulated earnings at beginning of period                           1,728                   0
                                                                  ---------           ---------
Accumulated earnings at end of period                             $   8,310           $   1,728
                                                                  =========           =========

Net income                                                        $  31,902           $  20,783
Other comprehensive income/(loss):
   Minimum pension liability adjustment, net of taxes                  (490)            (11,257)
   Unrealized (loss)/gain on hedging activity, net of taxes            (131)                348
                                                                  ---------           ---------
Comprehensive income                                              $  31,281           $   9,874
                                                                  =========           =========

Accumulated other comprehensive loss at beginning of period       $ (10,909)          $       0
   Minimum pension liability, net of taxes                             (490)            (11,257)
   Unrealized (loss)/gain on hedging activity, net of taxes            (131)                348
                                                                  ---------           ---------
Accumulated other comprehensive loss at end of period             $ (11,530)          $ (10,909)
                                                                  =========           =========

The accompanying notes are an integral part of these consolidated financial statements.

Birds Eye Holdings LLC
Consolidated Statement of Financial Position
(Dollars in Thousands)

                                                             June 26, 2004   June 28, 2003
                                                             -------------   -------------
                          ASSETS
Current assets:
   Cash and cash equivalents                                    $ 72,887        $153,756
   Accounts receivable trade, net of allowances for
      doubtful accounts of $993 and $978, respectively            63,319          58,230
   Accounts receivable, other                                      2,271           1,841
   Income taxes refundable                                             0             407
   Inventories, net                                              181,083         206,584
   Current investment in CoBank                                    1,477           2,464
   Prepaid manufacturing expense                                  11,706          12,053
   Prepaid expenses and other current assets                      11,327          12,239
   Assets held for sale                                            6,848          13,501
   Current deferred tax asset                                      9,047          15,508
                                                                --------        --------
      Total current assets                                       359,965         476,583
Investment in CoBank                                               1,102           3,038
Property, plant, and equipment, net                              197,845         195,199
Goodwill                                                          35,586          37,050
Trademarks and other intangible assets, net                      164,123         168,321
Interest receivable on management promissory notes, net               62              27
Other assets                                                      20,268          24,547
Note receivable due from Pro-Fac Cooperative, Inc.                 1,086             712
Non-current deferred tax asset                                         0           3,933
                                                                --------        --------
         Total assets                                           $780,037        $909,410
                                                                ========        ========
             LIABILITIES AND MEMBERS' CAPITAL
Current liabilities:
   Current portion of obligations under capital leases          $    851        $    704
   Current portion of long-term debt                               2,700          19,611
   Current portion of Termination and Transitional Service
      Agreements with Pro-Fac Cooperative, Inc.                    9,220           9,403
   Accounts payable                                               76,696          67,150
   Income taxes payable                                            1,241               0
   Accrued interest                                                1,153           4,106
   Accrued employee compensation                                  10,029          10,225
   Other accrued expenses                                         38,689          40,030
   Growers payable due to Pro-Fac Cooperative, Inc.                7,783           8,504
                                                                --------        --------
      Total current liabilities                                  148,362         159,733
Obligations under capital leases                                   3,028           1,833
Long-term debt                                                   301,592         459,970
Long-term portion of Termination and Transitional Service
   Agreements with Pro-Fac Cooperative, Inc.                      16,830          24,031
Other non-current liabilities                                     59,943          52,330
Non-current deferred tax liability                                 6,371               0
                                                                --------        --------
   Total liabilities                                             536,126         697,897
                                                                --------        --------

Preferred LLC units: 1,006 and 1,000 units issued and
   outstanding, respectively                                     178,768         152,583
                                                                --------        --------

Members' capital:
   Common members' equity                                         68,363          68,111
   Accumulated earnings                                            8,310           1,728
   Accumulated other comprehensive income/(loss):
      Unrealized gain on hedging activity, net of taxes              217             348
      Minimum pension liability, net of taxes                    (11,747)        (11,257)
                                                                --------        --------
         Total members' capital                                   65,143          58,930
                                                                --------        --------
         Total liabilities and members' capital                 $780,037        $909,410
                                                                ========        ========

The accompanying notes are an integral part of these consolidated financial statements.

Birds Eye Holdings LLC
Consolidated Statement of Cash Flows
(Dollars in Thousands)

                                                                              Fiscal Year Ended   August 19, 2002 -
                                                                                June 26, 2004       June 28, 2003
                                                                              -----------------   -----------------
Cash Flows from Operating Activities:
   Net income                                                                     $  31,902           $  20,783
   Adjustments to reconcile net income to net cash provided by operating activities -
         Amortization of certain intangible assets                                    1,798               2,262
         Depreciation                                                                22,663              22,129
         Amortization of debt issue costs, amendment costs, debt discounts
            and  premiums, and interest in-kind                                       7,330               9,197
         Gain on sale of Freshlike canned vegetable business                         (6,263)                  0
         Loss on sale of assets                                                         217                   0
         Loss on early extinguishment of debt                                         4,018                   0
         Equity in undistributed earnings of Great Lakes Kraut Company, LLC               0              (1,109)
         Equity in undistributed earnings of CoBank                                       0                 (29)
         Transitional Service Agreement with Pro-Fac Cooperative, Inc.                 (525)               (455)
         Provision for deferred taxes                                                16,703              13,481
         Provision for losses on accounts receivable                                    298                 570
   Change in assets and liabilities:
         Accounts receivable                                                         (5,892)             13,541
         Inventories and prepaid manufacturing expense                               17,365             106,699
         Income taxes receivable/(payable)                                            1,648              (1,211)
         Accounts payable and other accrued expenses                                  6,475             (10,041)
         Due from Pro-Fac Cooperative, Inc., net                                       (721)            (13,433)
         Interest receivable on management promissory notes, net                        (35)                (27)
         Other assets and liabilities, net                                            7,522              (7,623)
                                                                                  ---------           ---------
Net cash provided by operating activities                                           104,503             154,734
                                                                                  ---------           ---------

Cash Flows from Investing Activities:
   Purchase of property, plant, and equipment                                       (24,397)            (14,175)
   Proceeds from disposals                                                           24,829              27,349
   Proceeds from note receivable                                                          0               4,978
   Issuance of note receivable to Pro-Fac Cooperative, Inc.                            (300)               (700)
   Proceeds from investment in CoBank                                                 2,923               3,053
   Repayments from Great Lakes Kraut Company, LLC                                         0               6,285
   Disposition of investment in Great Lakes Kraut Company, LLC                            0              13,900
                                                                                  ---------           ---------
Net cash provided by investing activities                                             3,055              40,690
                                                                                  ---------           ---------

Cash Flows from Financing Activities:
   Proceeds from issuance of long-term debt                                               0             270,000
   Common unitholders redemption                                                        (81)                (51)
   Preferred and common unitholders investment                                        1,145             175,590
   Payments on Subordinated Promissory Note                                               0             (25,000)
   Net payments on prior revolving credit facility                                        0             (22,000)
   Payment of premium and fees on early extinguishment of debt                       (8,937)                  0
   Payments on long-term debt                                                      (169,636)           (402,488)
   Payments on Termination Agreement and other payments to
      Pro-Fac Cooperative, Inc.                                                     (10,000)            (12,118)
   Payments on capital leases                                                          (918)               (775)
   Cash paid for debt issuance costs                                                      0             (24,743)
   Cash paid for transaction fees                                                         0              (6,000)
                                                                                  ---------           ---------
   Net cash used in financing activities                                           (188,427)            (47,585)
                                                                                  ---------           ---------

Net change in cash and cash equivalents                                             (80,869)            147,839
Cash and cash equivalents at beginning of period                                    153,756               5,917
                                                                                  ---------           ---------
Cash and cash equivalents at end of period                                        $  72,887           $ 153,756
                                                                                  =========           =========

Supplemental Disclosure of Cash Flow Information:
   Cash paid during the year for:
      Interest                                                                    $  27,765           $  36,543
                                                                                  =========           =========
      Income taxes paid, net                                                      $      74           $   3,906
                                                                                  =========           =========

Non-cash investing and financing activities:
   Capital lease obligations incurred                                             $   4,177           $      49
                                                                                  =========           =========
   Pro-Fac Cooperative, Inc. investment                                           $       0           $  32,100
                                                                                  =========           =========
   Accretion of Preferred LLC unit costs                                          $    (445)          $    (376)
                                                                                  =========           =========
   Dividends on Preferred LLC units                                               $ (24,875)          $ (18,679)
                                                                                  =========           =========

The accompanying notes are an integral part of these consolidated financial statements.

Birds Eye Holdings LLC
Consolidated Statement of Changes in Common Members' Equity
For the fiscal year ended June 26, 2004
(Dollars in Thousands)

                                      Units    Dollars    Units    Dollars    Units    Dollars    Units
                                     Class A   Class A   Class B   Class B   Class C   Class C   Class D
                                     -------------------------------------------------------------------
June 28, 2003 Balance                443,878   $37,500   321,429   $32,100    12,400    $1,240    13,661
August 2, 2003 Issuance
August 14, 2003 Issuance
August 20, 2003 Issuance                                                         298        30        16
August 30, 2003 Issuance
September 29, 2003 Issuance                                                      405        40       149
November 5, 2003 Redemption                                                     (263)      (26)
November 7, 2003 Payment on Common
   promissory notes
November 26, 2003 Cost of Issuance
December 23, 2003 Issuance
January 14, 2004 Payment on Common
   promissory notes
January 27, 2004 Issuance                                                        492        49       398
January 28, 2004 Redemption                                                     (492)      (49)     (398)
March 30, 2004 Payment on Common
   promissory notes
May 7, 2004 Issuance                                                             298        30        16
June 16, 2004 Redemption                                                        (491)      (49)     (398)
                                     -------------------------------------------------------------------
June 26, 2004 Balance                443,878   $37,500   321,429   $32,100    12,647    $1,265    13,444
                                     ===================================================================

                                                                                             Total
                                                                                Common      common
                                     Dollars    Units    Dollars   Issuance   promissory   members'
                                     Class D   Class E   Class E     costs       notes      equity
                                     --------------------------------------------------------------
June 28, 2003 Balance                  $171         0      $  0    $(2,028)     $(872)      $68,111
August 2, 2003 Issuance                           635        53                   (53)            0
August 14, 2003 Issuance                          507        43                   (43)            0
August 20, 2003 Issuance                  0                                       (30)            0
August 30, 2003 Issuance                          507        43                   (43)            0
September 29, 2003 Issuance               2                                       (42)            0
November 5, 2003 Redemption                                                        21            (5)
November 7, 2003 Payment on Common
   promissory notes                                                               229           229
November 26, 2003 Cost of Issuance                                     (30)                     (30)
December 23, 2003 Issuance                      1,141        97                   (97)            0
January 14, 2004 Payment on Common
   promissory notes                                                                80            80
January 27, 2004 Issuance                 5                                       (54)            0
January 28, 2004 Redemption              (5)                                       16           (38)
March 30, 2004 Payment on Common
   promissory notes                                                                54            54
May 7, 2004 Issuance                      0                                       (30)            0
June 16, 2004 Redemption                 (5)                                       16           (38)
                                     --------------------------------------------------------------
June 26, 2004 Balance                  $168     2,790      $236    $(2,058)     $(848)      $68,363
                                     ==============================================================

The accompanying notes are an integral part of these consolidated financial statements.

Birds Eye Holdings LLC
Consolidated Statement of Changes in Common Members' Equity
For the Period August 19, 2002 - June 28, 2003
(Dollars in Thousands)

                                                       Units    Dollars    Units    Dollars    Units    Dollars
                                                      Class A   Class A   Class B   Class B   Class C   Class C
                                                      ---------------------------------------------------------
August 19, 2002 Transaction Contribution              443,878   $37,500   321,429   $32,100   11,405    $1,140
August 20, 2002 Issuance                                                                         699        70
October 10, 2002 Payment on Common promissory notes
April 30, 2003 Issuance                                                                          707        71
May 8, 2003 Redemption                                                                          (384)      (38)
May 30, 2003 Issuance                                                                            934        93
June 18, 2003 Redemption                                                                        (961)      (96)
                                                      ---------------------------------------------------------
June 28, 2003 Balance                                 443,878   $37,500   321,429   $32,100   12,400    $1,240
                                                      =========================================================

                                                                                                   Total
                                                                                       Common      Common
                                                       Units    Dollars   Issuance   promissory   members'
                                                      Class D   Class D     costs       notes      equity
                                                      ----------------------------------------------------
August 19, 2002 Transaction Contribution              12,575     $157     $(2,028)     $(707)     $68,162
August 20, 2002 Issuance                                 203        2                    (72)           0
October 10, 2002 Payment on Common promissory notes                                        6            6
April 30, 2003 Issuance                                1,298       16                    (87)           0
May 8, 2003 Redemption                                   (36)      (0)                    32           (6)
May 30, 2003 Issuance                                    535        7                   (100)           0
June 18, 2003 Redemption                                (914)     (11)                    56          (51)
                                                      ----------------------------------------------------
June 28, 2003 Balance                                 13,661     $171     $(2,028)     $(872)     $68,111
                                                      ====================================================

The accompanying notes are an integral part of these consolidated financial statements.

                             BIRDS EYE HOLDINGS LLC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Form of Organization and Nature of Business: Birds Eye Holdings LLC, formerly Agrilink Holdings LLC, a Delaware limited liability company (the "Company" or "Holdings LLC"), was formed on August 19, 2002, pursuant to the terms of a Unit Purchase Agreement dated as of June 20, 2002 (the "Unit Purchase Agreement"), by and among Pro-Fac Cooperative, Inc., a New York agricultural cooperative ("Pro-Fac"), Birds Eye Foods, Inc. ("Birds Eye Foods"), the Company's indirect wholly-owned subsidiary, and at the time a New York corporation and a wholly-owned subsidiary of Pro-Fac, and Vestar/Agrilink Holdings LLC, a Delaware limited liability company ("Vestar/Agrilink Holdings"). Holdings LLC was formed for the purpose of acquiring and holding a 100 percent interest in Birds Eye Holdings Inc., formerly Agrilink Holdings Inc., a Delaware corporation ("Holdings Inc."). Holdings Inc. owns 100 percent of the issued and outstanding shares of Birds Eye Foods' capital stock. Holdings LLC's primary source of operating cash flow relates to its 100 percent indirect ownership of Birds Eye Foods. Birds Eye Foods is a producer and marketer of processed foods products. All of Birds Eye Foods' operating facilities, excluding one in Mexico, are within the United States. See NOTE 2 to the "Notes to Consolidated Financial Statements", "The Transaction" for additional disclosures regarding Holding LLC's acquisition of Birds Eye Foods.

Basis of Presentation: The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Consolidation: The consolidated financial statements include the Company and its wholly-owned subsidiaries after elimination of intercompany transactions and balances. Investments in affiliates, owned more than 20 percent but not in excess of 50 percent, are recorded under the equity method of accounting.

Reclassification: Prior year information is reclassified whenever necessary to conform with the current year's presentation.

Fiscal Year: The fiscal year of Holdings LLC ends on the last Saturday in June. The current fiscal year includes the results of operations of Holdings LLC from June 29, 2003 to June 26, 2004. The prior fiscal period includes the results of operations of Holdings LLC from the date of formation (August 19, 2002) to June 28, 2003.

Recently Adopted and New Accounting Pronouncements: In November 2002, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Others" ("FIN 45"). FIN 45 requires that a liability be recorded on the guarantor's balance sheet upon issuance of a guarantee. In addition, FIN 45 requires disclosures about the guarantees that an entity has issued. The Company and its subsidiaries have applied the recognition provisions of FIN 45 prospectively to guarantees issued after December 31, 2002 as required by the interpretation. The disclosure and recognition provisions of FIN 45 have been adopted in this report and did not have a material effect on the consolidated financial statements of the Company and its subsidiaries. See NOTE 14 to the "Notes to Consolidated Financial Statements" for additional disclosures regarding FIN 45.

In April 2003, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative discussed in SFAS No. 133, clarifies when a derivative contains a financing component, amends the definition of an underlying to conform it to language used in FIN 45 and amends certain other existing pronouncements. These changes are intended to result in more consistent reporting of contracts as either derivatives or hybrid instruments. The statement is generally effective for contracts entered into or modified after, and for hedging relationships designated after, June 30, 2003. The adoption of SFAS No. 149 did not have a material effect on the consolidated financial statements of the Company and its subsidiaries.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. The new statement requires that those instruments be classified as liabilities in the balance sheet. The Company and its subsidiaries adopted SFAS No. 150 and the adoption did not have a material effect on the consolidated financial statements of the Company and its subsidiaries.

In December 2003, the FASB revised SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("Revised SFAS No. 132"). Revised SFAS No. 132 revises employers' required disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition of those plans required by SFAS No. 87, "Employers' Accounting for Pensions," SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits" and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Revised SFAS No. 132 requires disclosures in addition to those in the original FASB Statement No. 132. Revised SFAS No. 132 is effective for financial statements with fiscal years ending after December 15, 2003. See NOTE 12 to the "Notes to Consolidated Financial Statements" for the required disclosures.

In May 2004, the FASB issued Staff position No. 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003" ("FSP 106-2"), which superseded FASB Staff Position No. 106-1. FSP 106-2 requires that until an employer is able to determine whether benefits provided by its plan are "actuarially equivalent" to Medicare Part D under the Act, it must disclose the existence of the Act and the fact that the amounts included in the financial statements related to the employer's postretirement benefit plans do not reflect the effects of the Act. The guidance in FSP 106-2 is effective for interim or annual financial statements beginning after June 15, 2004. The implementation of this guidance is not expected to have a material impact on the consolidated financial statements of the Company and its subsidiaries.

Cash and Cash Equivalents: Cash and cash equivalents include short-term investments with original maturities of three months or less.

Trade Accounts Receivable: The Company and its subsidiaries account for trade receivables at outstanding billed amounts, net of allowances for doubtful accounts. The Company and its subsidiaries estimate the allowance for doubtful accounts as a percentage of receivables overdue. Also included in the allowance, in their entirety, are those accounts that have filed for bankruptcy, been sent to collections, and any other accounts management believes are not collectible based on historical losses. The Company and its subsidiaries periodically review the accounts included in the allowance to determine those to be written off. Generally, after a period of one year, or through legal counsel's advice, accounts are written off. It is not the policy of the Company and its subsidiaries to accrue interest on past due accounts. The allowance for doubtful accounts of the Company and its subsidiaries is approximately $1.0 million at June 26, 2004 and at June 28, 2003.

Inventories: Inventories are stated at the lower of cost or market on the first-in, first-out ("FIFO") method. The Company and its subsidiaries provide inventory reserves for obsolete or slow moving inventory based on changes in consumer demand and other economic conditions. The reserve recorded at June 28, 2004 and June 28, 2003 was $4.1 million and $7.6 million, respectively.

Investment in CoBank: The Company's investment in CoBank was required as a condition of previous borrowings of Birds Eye Foods, a wholly-owned subsidiary of the Company. These securities are not physically issued by CoBank, but rather Birds Eye Foods is notified as to their monetary value. The investment is carried at cost plus the Company's share of the undistributed earnings of CoBank (that portion of patronage refunds not distributed currently in cash).

Earnings on the investment in CoBank in fiscal year 2004 and for the period August 19, 2002 through June 28, 2003 amounted to approximately $0 and $57,000, respectively.

Under the terms of previous borrowing arrangements of Birds Eye Foods, a wholly-owned subsidiary of the Company, the investment in CoBank will be liquidated over the next four-year period.

Prepaid Manufacturing Expense: The allocation of manufacturing overhead to finished goods produced is on the basis of a production period. Thus at the end of each period, certain costs incurred by seasonal plants, subsequent to the end of previous pack operations, are deferred and included in the accompanying statement of financial position. Such costs are applied to inventory during the next production period and recognized as an element of cost of goods sold.

Property, Plant, and Equipment and Related Lease Arrangements: Property, plant, and equipment are depreciated over the estimated useful lives of the assets using the straight-line method, half-year convention, over 1 to 33 years.

Lease arrangements are capitalized when such leases convey substantially all of the risks and benefits incidental to ownership. Capital leases are amortized over either the lease term or the life of the related assets, depending upon available purchase options and lease renewal features.

Assets held for sale are separately classified on the statement of financial position. The recorded value represents estimated fair value less costs to sell.

Goodwill: Goodwill includes the cost in excess of the fair value of net identifiable assets acquired in purchase transactions. Under the current guidance of SFAS No. 142, goodwill is no longer amortized, but instead tested annually for impairment. See NOTE 3 to the "Notes to Consolidated Financial Statements."

Other Intangible Assets: Other intangible assets include non-competition agreements, customer relationships, trademarks, and a trademark royalty agreement. Other intangible assets are amortized on a straight-line basis over four to fourteen years. Trademarks have been deemed to have an indefinite life and are, therefore, not amortized.

Long-Lived Assets: It is the policy of the Company and its subsidiaries to review the carrying value of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Measurement of the impairment loss is based on the fair value of the asset. Generally, fair value will be determined using valuation techniques such as the present value of expected future cash flows.

Other Assets: Other assets are primarily comprised of debt issuance costs. Debt issuance costs are amortized over the term of the debt. Amortization expense incurred for fiscal year 2004 and the period August 19, 2002 through June 28, 2003 was approximately $4.7 million and $4.1 million, respectively.

Derivative Financial Instruments: The Company and its subsidiaries do not engage in interest rate speculation. Derivative financial instruments are utilized to hedge interest rate risk, commodity price risk, and foreign currency related risk and are not held for trading purposes. See NOTE 9 to the "Notes to Consolidated Financial Statements" for additional disclosures of the Company and its subsidiaries' hedging activities.

Promotional Activities: The Company's promotional activities are conducted either through the retail trade channel or directly with consumers and involve in-store displays; feature price discounts on our products; consumer coupons; and similar activities. The costs of these activities are generally recognized at the time the related revenue is recorded, which normally precedes the actual cash expenditure. The accrual for promotional activities at June 26, 2004 and June 28, 2003 was $11.7 million and $10.7 million, respectively.

Income Taxes: Although Holdings LLC as a stand-alone entity is a limited liability company and is not subject to federal or state tax, Holdings Inc. (a wholly-owned subsidiary of the Company) and its subsidiary, Birds Eye Foods, are both C Corporations which are subject to federal, state, and foreign taxation. Income taxes are provided on income for financial reporting purposes. Deferred income taxes resulting from temporary differences between financial reporting and tax reporting are appropriately classified in the statement of financial position. See NOTE 11 to the "Notes to Consolidated Financial Statements."

Pension and Postretirement Benefits other than Pensions: The Company and its subsidiaries have several pension plans and participate in various union pension plans. In addition, the Company and its subsidiaries sponsor benefit plans that provide postretirement medical and life insurance benefits for certain current and former employees of the Company. Charges to income with respect to plans sponsored by the Company and its subsidiaries are based upon actuarially determined costs. Pension liabilities are funded by periodic payments to the various pension plan trusts. See NOTE 12 to the "Notes to Consolidated Financial Statements" for additional related disclosures.

Casualty Insurance: The Company and its subsidiaries are primarily self-insured for workers compensation and automobile liability. The Company and its subsidiaries accrue for the estimated losses from both asserted and unasserted claims. The estimate of the liability for unasserted claims arising from unreported incidents is based on an analysis of historical claims data. The accrual for casualty insurance at June 26, 2004 and June 28, 2003 was $7.2 million and $5.3 million, respectively.

Preferred Units: The preferred units are subject to mandatory redemption at the option of the preferred unitholders (i) upon the occurrence of an initial public offering of the Company's, Birds Eye Holdings Inc.'s, or Birds Eye Foods, Inc.'s capital stock, (ii) at the time of a sale of the Company, or (iii) any time following August 19, 2010. In accordance with Securities and Exchange Commission Financial Reporting Release No. 211, the amounts applicable to redeemable preferred stock must be presented in the financial statements as a separate item.

Revenue Recognition: The Company and its subsidiaries recognize revenue on shipments on the date the merchandise is received by the customer and title transfers. Product sales are reported net of applicable cash discounts, and sales allowances and promotions.

Shipping and Handling Expense: Shipping and handling expenses are included as a component of cost of sales.

Advertising: Production costs of commercials and programming are charged to operations in the year first aired. The costs of other advertising promotion and marketing programs are expensed when incurred. Advertising expense incurred for the fiscal year 2004 and period August 19, 2002 through June 28, 2003 amounted to approximately $17.5 million and $24.9 million, respectively.

Environmental Expenditures: Environmental expenditures that pertain to current operations are expensed or capitalized consistent with the Company's and its subsidiaries' capitalization policy. Expenditures that result from the remediation of an existing condition caused by past operations that do not contribute to current or future revenues are expensed. Liabilities are recorded when remedial activities are probable, and the cost can be reasonably estimated.

Income from Great Lakes Kraut Company, LLC: Amounts represent earnings received from the previous investment in Great Lakes Kraut Company, LLC, a former joint venture formed between Birds Eye Foods, Inc. (a wholly-owned subsidiary of Holdings LLC) and Flanagan Brothers, Inc. See NOTE 7 to the "Notes to Consolidated Financial Statements."

Comprehensive Income/(Loss): Under SFAS No. 130, the Company and its subsidiaries are required to display comprehensive income and its components as part of the financial statements. Comprehensive income/(loss) is comprised of net earnings and other comprehensive income/(loss), which includes certain changes in equity that are excluded from net earnings/(loss). The Company and its subsidiaries include adjustments for minimum pension liabilities and unrealized holding gains and losses on hedging transactions in other comprehensive income/(loss).

Disclosures About Fair Value of Financial Instruments: The following methods and assumptions were used by the Company and its subsidiaries in estimating its fair value disclosures for financial instruments:

     Cash and Cash Equivalents and Accounts Receivable: The carrying amount approximates fair value because of the short maturity of these instruments.

     Long-Term Investments: The carrying value of the investment in CoBank was $2.6 million at June 26, 2004. As there is no market price for this investment, a reasonable estimate of fair value is not possible.

     Long-Term Debt: The fair value of the long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered for debt of the same remaining maturities. See NOTE 10 to the "Notes to Consolidated Financial Statements."

NOTE 2. THE TRANSACTION

Birds Eye Holdings LLC, formerly Agrilink Holdings LLC, a Delaware limited liability company was formed on August 19, 2002, pursuant to the terms of a Unit Purchase Agreement dated as of June 20, 2002, by and among Pro-Fac Cooperative, Inc., a New York agricultural cooperative ("Pro-Fac"), Birds Eye Foods, Inc., at the time a New York corporation and a wholly-owned subsidiary of Pro-Fac, and Vestar/Agrilink Holdings LLC, a Delaware limited liability company. Holdings LLC was formed for the purpose of acquiring and holding a 100 percent interest in Birds Eye Holdings Inc., formerly Agrilink Holdings Inc., a Delaware corporation. Holdings Inc. was formed on August 19, 2002 for the purpose of holding 100 percent of the issued and outstanding shares of Birds Eye Foods' capital stock. The transactions contemplated in and consummated pursuant to the Unit Purchase Agreement, are referred to herein collectively as the "Transaction". On August 19, 2002 (the "Closing Date"), pursuant to the Unit Purchase Agreement:

(i) Pro-Fac contributed to the capital of Birds Eye Holdings LLC all of the shares of Birds Eye Foods common stock owned by Pro-Fac, constituting 100 percent of the issued and outstanding shares of Birds Eye Foods capital stock, in consideration for Class B common units of Holdings LLC, representing a 40.72 percent common equity ownership at the Closing Date; and

(ii) Vestar/Agrilink Holdings and certain co-investors (collectively referred to as "Vestar") contributed cash in the aggregate amount of $175.0 million to the capital of Holdings LLC, in consideration for preferred units, Class A common units, and warrants which were immediately exercised to acquire additional Class A common units. After exercising the warrants, Vestar owned 56.24 percent of the common equity of Holdings LLC. The co-investors are either under common control with, or have delivered an unconditional voting proxy to, Vestar/Agrilink Holdings. The Class A common units entitle the owner thereof - Vestar - to two votes for each Class A common unit held. All other Holdings LLC common units entitle the holder(s) thereof to one vote for each common unit held. Accordingly, Vestar has a voting majority of all common units.

(iii) Immediately following Pro-Fac's contribution of its Birds Eye Foods common stock to Holdings LLC, Holdings LLC contributed those shares valued at $32.1 million to Birds Eye Holdings Inc., a direct, wholly-owned subsidiary of Holdings LLC, and Birds Eye Foods became an indirect, wholly-owned subsidiary of Holdings LLC.

(iv) As part of the Transaction, executive officers of Birds Eye Foods, and certain other members of Birds Eye Foods management, entered into subscription agreements with Holdings LLC to acquire, with a combination of cash and promissory notes issued to Holdings LLC, an aggregate of approximately $1.3 million of Class C common units and Class D common units of Holdings LLC, representing approximately 3.04 percent of the common equity ownership at the closing date. As of June 26, 2004, an additional $0.4 million of Class C common units and Class D common units, representing less than 1 percent of the common equity ownership, remained unissued. The management of Birds Eye Foods, together with Vestar and Pro-Fac are parties to a Securityholders Agreement and a Limited Liability Company Agreement. See NOTE 13 and NOTE 16 to the "Notes to Consolidated Financial Statements" for additional disclosures related to these agreements and additional issuance of units.

The Transaction was accounted for under the purchase method of accounting in accordance with SFAS No. 141, "Business Combinations." Under purchase accounting, tangible and identifiable intangible assets acquired and liabilities assumed are recorded at their respective fair values. The final allocation of purchase price was determined during the fiscal period ended June 28, 2003 and was based on valuations and other studies which provide the basis for such an allocation.

In accordance with generally accepted accounting principles, the excess investment made by Holdings LLC over the fair value of the identifiable assets and liabilities of Birds Eye Foods as of the Closing Date was approximately $46.5 million. The allocation of the investment was as follows:

(Dollars in Thousands)

Working capital (1)             $ 278,532
Fixed assets                      218,610
Intangibles:
   Trade names                    154,700
   Customer relationships           8,000
   Backlog                            527
   Other intangibles               11,161
Goodwill                           46,500
Other non-current assets           68,224
Long-term debt                   (498,414)
Other non-current liabilities     (86,150)
                                ---------
      Total investment          $ 201,690
                                =========

(1)  Includes $169 million of cash invested by Holdings LLC in Birds Eye Foods.

As of August 19, 2002, management formulated a plan to exit certain portions of its business. In connection with the Transaction, management determined that approximately 171 employees would be terminated and announced the benefit arrangements to those employees. These activities surrounded the Company's decision to exit the popcorn and applesauce businesses and to relocate its marketing function to Rochester, New York. As a result, approximately $2.0 million in severance costs and other related exit costs were accrued for in purchase accounting in accordance with Emerging Issues Task Force ("EITF") 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination." Approximately $1.7 million has been liquidated as of June 26, 2004.

In February 2003, also in connection with the Transaction, the Company announced that it would be closing and downsizing several vegetable processing facilities and consolidating production over 4 to 15 months to create more efficient facilities. The announcement was in furtherance of the final formulation of the exit plan. The facilities impacted include those in Barker, New York; Bridgeville, Delaware; Green Bay, Wisconsin; Oxnard, California; Uvalde, Texas, the fresh production operation at Montezuma, Georgia; Lawton, Michigan; and Fond du Lac, Wisconsin. The Company intends to dispose of these properties. In connection with these closings, 309 full-time production employees were notified of their termination and benefit arrangements. Additional costs to complete the exit plan included facility closure costs, lease penalties, and contractual cancellation and termination fees. The following table reflects the amount recorded as a liability for the exit plan to close these facilities as well as amounts liquidated as of June 26, 2004. Adjustments to this liability reflect additional information previously unavailable and the result of further negotiations completed by management:

                            Contractual      Severance
                           Penalties and        and
(Dollars in Millions)       Other Costs    Related Costs
                           -------------   -------------
Initial liability              $ 6.2           $ 2.3
Utilization                     (4.9)           (1.8)
Adjustments                     (0.6)           (0.5)
                               -----           -----
Balance at June 26, 2004       $ 0.7           $ 0.0
                               =====           =====

NOTE 3. ACCOUNTING FOR GOODWILL AND INTANGIBLE ASSETS

Holdings LLC adheres to SFAS No. 142, "Goodwill and Other Intangible Assets," which requires that goodwill not be amortized, but instead be tested at least annually for impairment and expensed against earnings when its implied fair value is less than its carrying amount. The Company completed the required impairment evaluation of goodwill and other intangible assets during the fourth quarter of fiscal 2004 and the period ended June 28, 2003, which indicated that no impairment existed at that time.

A summary of changes in the Company's goodwill during fiscal 2004 is outlined as follows:

(Dollars in Thousands)

June 28, 2003                        $37,050
Disposition of Freshlike canned(1)      (301)
Adjustments(2)                        (1,163)
                                     -------
June 26, 2004                        $35,586
                                     =======

(1) Represents the amount of goodwill removed as a result of the disposition of the Freshlike canned vegetable business. See NOTE 5 to the "Notes to Consolidated Financial Statements."

(2) Represents adjustments related to a reduction in contractual penalties and severance and related costs to reflect additional information previously unavailable.

A summary of changes in the Company's goodwill during the period from August 19, 2002 - June 28, 2003 is outlined as follows:

(Dollars in Thousands)

August 19, 2002              $     0
Effects of the Transaction    46,500
Disposition of Veg-All(1)     (9,450)
                             -------
June 28, 2003                $37,050
                             =======

(1) Represents the amount of goodwill removed as a result of the disposition of the Veg-All business. See NOTE 5 to the "Notes to Consolidated Financial Statements."

As outlined in SFAS No. 142, certain intangibles with a finite life, however, are required to continue to be amortized. These intangibles are being amortized on a straight-line basis over approximately 4 to 14 years. The following schedule sets forth the major classes of intangible assets held by the Company:

                                         June 26,                  June 28,
                                           2004                      2003
                                 -----------------------   -----------------------
                                   Gross                    Gross
                                 Carrying    Accumulated   Carrying    Accumulated
(Dollars in Millions)             Amount    Amortization    Amount    Amortization
                                 --------   ------------   --------   ------------
Amortized intangible assets:
   Covenants not to compete      $    588     $  (298)     $    588     $  (139)
   Customer relationships           8,000      (1,667)        8,000        (778)
   Other                           10,406      (1,406)       10,406        (656)
                                 --------     -------      --------     -------
      Total                      $ 18,994     $(3,371)     $ 18,994     $(1,573)
                                 --------     =======      --------     =======
Unamortized intangible assets:
   Trademarks                     148,500                   150,900
                                 --------                  --------
      Total                      $167,494                  $169,894
                                 ========                  ========

During fiscal 2004, trademarks were reduced by approximately $2.4 million in conjunction with the sale of the Freshlike canned vegetable business. See NOTE 5 to the "Notes to Consolidated Financial Statements" for more information.

The aggregate amortization expense associated with intangible assets was approximately $1.8 million for fiscal year 2004, and $2.3 million for the period August 19, 2002 through June 28, 2003. The aggregate amortization expense for each of the five succeeding fiscal years is estimated as follows:

(Dollars in Thousands)

2005   $1,778
2006   $1,778

2007   $1,650
2008   $1,639
2009   $1,639

NOTE 4. AGREEMENTS WITH PRO-FAC

In connection with the Transaction, Birds Eye Foods, Inc., a wholly-owned subsidiary of Holdings LLC, and Pro-Fac entered into several agreements effective as of the Closing Date, including the following:

(i) Termination Agreement. Pro-Fac and Birds Eye Foods entered into a letter agreement dated as of the Closing Date (the "Termination Agreement"), pursuant to which, among other things, the marketing and facilitation agreement between Pro-Fac and Birds Eye Foods (the "Old Marketing and Facilitation Agreement") which, until the Closing Date, governed the crop supply and purchase relationship between Birds Eye Foods and Pro-Fac, was terminated. In consideration of such termination, Birds Eye Foods agreed to pay Pro-Fac a termination fee of $10.0 million per year for five years, provided that certain ongoing conditions are met, including maintaining grower membership levels sufficient to generate certain minimum crop supply. The $10.0 million payment is payable in quarterly installments as follows: $4.0 million on each July 1, and $2.0 million each on October 1, January 1, and April 1. The Termination Agreement outlined that the first payment in the amount of $4.0 million was to be paid on the Closing Date and the next payment to be made by October 1, 2002 and quarterly thereafter as outlined. The liability for the Termination Agreement has been reflected at fair value utilizing a discount rate of 11 1/2 percent. The amount of the obligation under the Termination Agreement was $26.0 million as of June 26, 2004 and $32.8 million as of June 28, 2003.

(ii) Amended and Restated Marketing and Facilitation Agreement. Pro-Fac and Birds Eye Foods entered into an amended and restated marketing and facilitation agreement dated as of the Closing Date (the "Amended and Restated Marketing and Facilitation Agreement"). The Amended and Restated Marketing and Facilitation Agreement replaces the Old Marketing and Facilitation Agreement and provides that, among other things, Pro-Fac will be Birds Eye Foods' preferred supplier of crops. Birds Eye Foods will continue to pay the commercial market value ("CMV") of crops supplied by Pro-Fac, in installments corresponding to the dates of payment by Pro-Fac to its members for crops delivered. CMV is defined as the weighted average price paid by other commercial processors for similar crops sold under preseason contracts and in the open market in the same or competing market areas. The processes for determining CMV under the Amended and Restated Marketing and Facilitation Agreement are substantially the same as the processes used under the Old Marketing and Facilitation Agreement. Birds Eye Foods makes payments to Pro-Fac of an estimated CMV for a particular crop year, subject to adjustments to reflect the actual CMV following the end of such year. Commodity committees of Pro-Fac meet with Birds Eye Foods management to establish CMV guidelines, review calculations, and report to a joint CMV committee of Pro-Fac and Birds Eye Foods. Amounts paid by Birds Eye Foods to Pro-Fac for the CMV of crops supplied for the fiscal year ended June 26, 2004 and the period ended June 28, 2003 were $48.8 million and $56.8 million, respectively.

The Amended and Restated Marketing and Facilitation Agreement also provides that Birds Eye Foods will continue to provide to Pro-Fac services relating to planning, consulting, sourcing and harvesting crops from Pro-Fac members in a manner consistent with past practices. In addition, for a period of five years from the Closing Date, Birds Eye Foods will provide Pro-Fac with services related to the expansion of the market for the agricultural products of Pro-Fac members (at no cost to Pro-Fac other than reimbursement of Birds Eye Foods' incremental and out-of-pocket expenses related to providing such services as agreed to by Pro-Fac and Birds Eye Foods).

Under the Amended and Restated Marketing and Facilitation Agreement, Birds Eye Foods determines the amount of crops which Birds Eye Foods will acquire from Pro-Fac for each crop year. If the amount to be purchased by Birds Eye Foods during a particular crop year does not meet (i) a defined crop amount or (ii) a defined target percentage of Birds Eye Foods' needs for each particular crop, then certain shortfall payments will be made by Birds Eye Foods to Pro-Fac. The defined crop amounts and targeted percentages were set based upon the needs of Birds Eye Foods in the 2001 crop year (fiscal 2002). The shortfall payment provisions of the agreement include a maximum shortfall payment, determined for each crop, that can be paid over the term of the Amended and Restated Marketing and Facilitation Agreement. The aggregate shortfall payment amounts for all crops covered under the agreement cannot exceed $20.0 million over the term of the agreement.

Unless terminated earlier, the Amended and Restated Marketing and Facilitation Agreement will continue in effect until August 19, 2012. Birds Eye Foods may terminate the Amended and Restated Marketing and Facilitation Agreement prior to August 19, 2012 upon the occurrence of certain events, including in connection with a change in control transaction affecting Birds Eye Foods or Holdings Inc. However, in the event Birds Eye Foods terminates the Amended and Restated Marketing and Facilitation Agreement as a result of a change in control transaction within three years of the Closing Date, Birds Eye Foods must pay to Pro-Fac a termination fee of $20.0 million (less the total amount of any shortfall payments previously paid to Pro-Fac under the Amended and Restated Marketing and Facilitation Agreement). Also, if, during the first three years after the Closing Date, Birds Eye Foods sells one or more portions of its business, and if the purchaser does not continue to purchase the crops previously purchased by Birds Eye Foods with respect to the transferred business, then such failure will be taken into consideration when determining if Birds Eye Foods is required to make any shortfall payments to Pro-Fac. After such three-year period, Birds Eye Foods may sell portions of its business and the volumes of crop purchases previously made by Birds Eye Foods with respect to such transferred business will be disregarded for purposes of determining shortfall payments.

(iii) Transitional Services Agreement. Pro-Fac and Birds Eye Foods entered into a transitional services agreement (the "Transitional Services Agreement") dated as of the Closing Date, pursuant to which Birds Eye Foods agreed to provide Pro-Fac certain administrative and other services for a period of 24 months from the Closing Date. Birds Eye Foods provides such services at no charge to Pro-Fac, other than reimbursement of the incremental and out-of-pocket costs associated with performing those services for Pro-Fac. The value of the services to be provided to Pro-Fac has been estimated at approximately $1.1 million. The amount of the obligation outstanding under the Transitional Services Agreement as of June 26, 2004 was $0.1 million. This obligation is reduced on a straight-line basis over the term of the agreement and as services are provided. Also pursuant to the Transitional Services Agreement, the general manager of Pro-Fac was also an employee of Birds Eye Foods from August 19, 2002 through August 19, 2004; during such time, he reported to the chief executive officer of Birds Eye Foods with respect to his duties for Birds Eye Foods, and to the Pro-Fac board of directors with respect to duties performed by him for Pro-Fac. All other individuals performing services under the Transitional Services Agreement are employees of Birds Eye Foods and report to the chief executive officer or other representatives of Birds Eye Foods. The Transitional Services Agreement was terminated by its terms on August 19, 2004.

(iv) Credit Agreement. Birds Eye Foods and Pro-Fac entered into a Credit Agreement, dated August 19, 2002 (the "Credit Agreement"), pursuant to which Birds Eye Foods agreed to make available to Pro-Fac loans in an aggregate principal amount of up to $5.0 million (the "Credit Facility"). Pro-Fac is permitted to draw up to $1.0 million per year under the Credit Facility, unless Birds Eye Foods is prohibited from making such advances under the terms of certain third party indebtedness of Birds Eye Foods. The amount of the Credit Facility will be reduced, on a dollar-for-dollar basis, to the extent of certain distributions made by Holdings LLC to Pro-Fac in respect of its ownership in Holdings LLC. Pro-Fac has pledged all of its Class B Common Units in Holdings LLC as security for advances under the Credit Facility. The Credit Facility bears interest at the rate of 10 percent per annum. Amounts borrowed and interest are required to be paid only upon sale of Pro-Fac's ownership interest in Holdings LLC or receipt of a distribution from Holdings LLC in connection with the sale or liquidation of all or substantially all of the assets of Holdings LLC or one or more of its subsidiaries. As of June 26, 2004, there was $1.1 million outstanding under this Credit Agreement.

Also in connection with the Transaction, Holdings LLC and Pro-Fac entered into a limited liability company agreement (the "Limited Liability Company Agreement") and a securityholders agreement (the "Securityholders Agreement") with Vestar and others, including management of Birds Eye Foods.

See NOTE 13 to the "Notes to Consolidated Financial Statements" for more information regarding these agreements.

NOTE 5. DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE

Discontinued Operations:

On May 1, 2004, the Company sold its Freshlike canned vegetable business to Allen Canning Company. This sale did not impact frozen products carrying the Freshlike brand name. The Company recognized a gain of approximately $3.8 million (after-tax) within discontinued operations in the fourth quarter of fiscal 2004 from this transaction.

As of August 19, 2002, the Company committed to a plan to sell the popcorn, applesauce, and Veg-All operations, and completed these transactions in fiscal 2003.

On June 27, 2003, the Company sold its Veg-All business to Allen Canning Company. This sale resulted in the closure of the Company's Green Bay, Wisconsin manufacturing facility.

On March 14, 2003, the Company sold its popcorn business and production facility in Ridgway, Illinois to Gilster-Mary Lee Corporation.

On September 25, 2002, the Company sold its applesauce business to Knouse Foods. Applesauce had been produced in the Company's Red Creek, New York and Fennville, Michigan facilities. This sale resulted in the closure of the Red Creek, New York facility. The Michigan plant will continue to operate as a production facility for fillings and toppings.

No gain or loss was recognized as a result of the disposition of the popcorn, applesauce, and Veg-All businesses and facilities.

The implementation of SFAS No. 144 resulted in the classification and separate financial presentation of those businesses as discontinued operations and their operations are, therefore, excluded from continuing operations. The prior period Statement of Operations has been reclassified to reflect the discontinuance of these operations.

The operating results of those businesses classified as discontinued operations in the Statement of Operations are summarized as follows:

                                      Fiscal Year Ended     Fiscal Period
                                           June 26,       August 19, 2002 -
                                            2004            June 28, 2003
                                      -----------------   -----------------
Net sales                                   $11,694            $45,833
                                            =======            =======
Income before income taxes                  $ 7,072            $   239
Income tax provision                         (2,750)            (1,075)
                                            -------            -------
Discontinued operations, net of tax         $ 4,322            $  (836)
                                            =======            =======

Assets Held for Sale:

In connection with the Transaction, the Company announced that it would be closing and downsizing several vegetable processing facilities and consolidating production to create more efficient facilities.

Having met the criteria outlined in SFAS No. 144, properties in Green Bay, Wisconsin; Barker, New York; and Red Creek, New York are classified as assets held for sale on the Company's Consolidated Statement of Financial Position as of June 26, 2004. The Company is actively marketing these properties for sale.

During fiscal 2004, the Company sold the following facilities which had previously been recorded as held for sale as a result of consolidation efforts:
On March 10, 2004, the Company sold its facility located in Bridgeville, Delaware to The Pictsweet Company for $2.0 million. On February 27, 2004, the Company sold its facility located in Lawton, Michigan to the Honee Bear Canning Company for $1.0 million. On December 22, 2003, the Company sold vacant land located in Sodus, Michigan to Leco Corp. for $0.3 million. On December 4, 2003, the Company sold its facilities located in Uvalde, Texas and Alamo, Texas to TAFMI, Inc. for $3.1 million. On September 26, 2003, the Company sold its fresh production operation at Montezuma, Georgia to Flint River Foods, LLC for $1.5 million. On July 21, 2003, the Company sold equipment at the leased facility in Oxnard, California to Coastal Green Frozen Foods, LLC for $0.3 million. No gain or loss was recognized as a result of the disposition of these facilities and equipment.

The Company has also included in assets held for sale facilities located in Enumclaw, Washington; Sodus, Michigan; Alton, New York and Cincinnati, Ohio. These facilities are being actively marketed for sale.

The major classes of assets included in the Consolidated Statements of Financial Position as assets held for sale at estimated fair value less costs to sell are as follows:

                                     June 26,   June 28,
(Dollars in Thousands)                 2004       2003
                                     --------   --------
Inventories                           $    0     $    80
Property, plant and equipment, net     6,848      13,421
                                      ------     -------
   Total                              $6,848     $13,501
                                      ======     =======

NOTE 6. INVENTORIES

The major classes of inventories, net of reserves of $4.1 million and $7.6 million, as of June 26, 2004 and June 28, 2003, respectively, are as follows:

                             June 28,   June 28,
(Dollars in Thousands)         2003       2003
                             --------   --------
Finished goods               $158,090   $185,983
Raw materials and supplies     22,993     20,601
                             --------   --------
   Total inventories         $181,083   $206,584
                             ========   ========

NOTE 7. GREAT LAKES KRAUT COMPANY, LLC TRANSACTION

On July 1, 1997, Birds Eye Foods, Inc., a wholly-owned subsidiary of Holdings LLC, and Flanagan Brothers, Inc. ("Flanagan Brothers") of Bear Creek, Wisconsin contributed all their assets involved in sauerkraut production to form a new sauerkraut company. This company, Great Lakes Kraut Company, LLC, ("GLK") operated as a New York limited liability company with ownership and earnings divided equally between the two owners. The joint venture was accounted for using the equity method of accounting.

Birds Eye Foods reached an agreement with Flanagan Brothers to transfer the operating business of GLK to a newly-formed subsidiary of Flanagan Brothers, pursuant to certain "buy-sell" provisions of the limited liability company agreement of GLK (the "GLK Transaction"). At the closing, GLK repaid $5.2 million to Birds Eye Foods for certain working capital loans made to GLK by Birds Eye Foods. The GLK Transaction closed effective March 2, 2003, at which time the operating assets and liabilities of GLK were transferred to a 100 percent owned subsidiary of Flanagan Brothers.

NOTE 8. PROPERTY, PLANT AND EQUIPMENT AND RELATED OBLIGATIONS

The following is a summary of property, plant and equipment and related obligations at June 26, 2004 and June 28, 2003:

                                                 June 26,                       June 28,
                                                   2004                           2003
                                      ----------------------------   -----------------------------
                                        Owned    Leased               Owned      Leased
(Dollars in Thousands)                 Assets    Assets     Total     Assets     Assets     Total
                                      --------   ------   --------   --------   -------   --------
Land                                  $ 12,240   $    0   $ 12,240   $ 12,640   $     0   $ 12,640
Land improvements                        3,693        0      3,693      3,706         0      3,706
Buildings                               60,763      395     61,158     58,125       395     58,520
Machinery and equipment                148,534    4,632    153,166    131,167     3,869    135,036
Construction in progress                 9,472        0      9,472      8,944         0      8,944
                                      --------   ------   --------   --------   -------   --------
                                       234,702    5,027    239,729    214,582     4,264    218,846
Less accumulated depreciation          (40,937)    (947)   (41,884)   (22,183)   (1,464)   (23,647)
                                      --------   ------   --------   --------   -------   --------
Net                                   $193,765   $4,080   $197,845   $192,399   $ 2,800   $195,199
                                      ========   ======   ========   ========   =======   ========

Obligations under capital leases(1)              $3,879                         $ 2,537
Less current portion                               (851)                           (704)
                                                 ------                         -------
Long-term portion                                $3,028                         $ 1,833
                                                 ======                         =======

(1) Represents the present value of net minimum lease payments calculated at Birds Eye Foods' incremental borrowing rate at the inception of the leases, which ranged from 6.3 percent to 9.8 percent.

Interest capitalized in conjunction with construction amounted to approximately $0.5 million and $0.3 million for fiscal year 2004 and the period August 19, 2002 through June 28, 2003, respectively.

The following is a schedule of future minimum lease payments together with the present value of the minimum lease payments related to capitalized leases, both as of June 26, 2004.

(Dollars in Thousands)

Fiscal Year Ending Last      Capital   Operating   Total Future
   Saturday In June           Leases     Leases     Commitment
-----------------------      -------   ---------   ------------
         2005                $  925     $ 7,311       $ 8,236
         2006                   937       6,286         7,223
         2007                   809       4,781         5,590
         2008                   757       4,340         5,097
         2009                   727       3,037         3,764
      Later years                60       9,312         9,372
                             ------     -------       -------
Net minimum lease payments    4,215     $35,067       $39,282
                                        =======       =======

Less amount representing interest            (336)
                                           ------
Present value of minimum lease payments    $3,879
                                           ======

Total rent expense related to operating leases (including lease arrangements of less than one year which are not included in the previous table) amounted to $9.6 million and $10.2 million for fiscal year 2004 and the period August 19, 2002 through June 28, 2003, respectively.

NOTE 9. ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

SFAS No. 133 requires the recognition of all derivative financial instruments as either assets or liabilities in the statement of financial position and measurement of those instruments at fair value. Changes in the fair values of those derivatives will be reported in earnings or other comprehensive income depending on the use of the derivative and whether it qualifies for hedge accounting. The accounting for gains and losses associated with changes in the fair value of a derivative and the effect on the consolidated financial statements will depend on its hedge designation and whether the hedge is highly effective in achieving offsetting changes in the fair value or cash flow of the asset or liability hedged. Under the provisions of SFAS No. 133, the method that will be used for assessing the effectiveness of a hedging derivative, as well as the measurement approach for determining the ineffective aspects of the hedge, must be established at the inception of the hedge.

Birds Eye Foods, as a result of its operating and financing activities, is exposed to changes in foreign currency exchange rates and certain commodity prices which may adversely affect its results of operations and financial position. In seeking to minimize the risks and/or costs associated with such activities, Birds Eye Foods may enter into derivative contracts.

Foreign Currency: Birds Eye Foods manages its foreign currency related risk primarily through the use of foreign currency forward contracts. The contracts held by Birds Eye Foods are denominated in Mexican pesos.

Birds Eye Foods has entered into foreign currency forward contracts that are designated as cash flow hedges of exchange rate risk related to forecasted foreign currency-denominated intercompany sales. At June 26, 2004, Birds Eye Foods had cash flow hedges for the Mexican peso with maturity dates ranging from July 2004 to June 2005 for 133 million pesos. The forward contracts hedge approximately 80 percent of Birds Eye Foods' planned intercompany sales.

At June 26, 2004, the fair value of the open contracts was an after-tax loss of approximately $0.1 million recorded in accumulated other comprehensive income in members' capital. Amounts deferred to accumulated other comprehensive income will be reclassified into cost of goods sold. For fiscal 2004, a net loss of approximately $44,000 has been reclassified from other comprehensive income to cost of goods sold. Hedge ineffectiveness was insignificant.

Commodity Prices: Birds Eye Foods is exposed to commodity price risk related to forecasted purchases of corrugated (unbleached kraftliner) in its manufacturing process. To mitigate this risk, Birds Eye Foods entered into a swap agreement on April 15, 2004, which matures June 30, 2005. The swap is designated as a cash flow hedge of Birds Eye Foods' forecasted corrugated purchases. At June 26, 2004, Birds Eye Foods had open swaps hedging approximately 80 percent of its planned corrugated requirements. The fair value of the agreements is an after-tax gain of approximately $0.4 million recorded in accumulated other comprehensive income in members' capital.

Birds Eye Foods is also exposed to commodity price risk related to forecasted purchases of polyethylene in its manufacturing process. To mitigate this risk, Birds Eye Foods entered into a swap agreement on February 26, 2004 designated as a cash flow hedge of its forecasted polyethylene purchases. The termination dates for the agreement is June 30, 2005. The swap hedges approximately 80 percent of Birds Eye Foods' planned polyethylene requirements. The fair value of the agreement is an after-tax loss of approximately $72,000 recorded in accumulated other comprehensive income in members' capital.

NOTE 10. DEBT

The following is a summary of long-term debt outstanding at June 26, 2004 and June 28, 2003:

(Dollars in Thousands)      June 26, 2004   June 28, 2003
                            -------------   -------------
Term Loan Facility             $252,859        $268,650
Senior Subordinated Notes        51,433         207,086
Other                                 0           3,845
                               --------        --------
Total debt                      304,292         479,581
Less current portion             (2,700)        (19,611)
                               --------        --------
Total long-term debt           $301,592        $459,970
                               ========        ========

Bank Debt: In connection with the Transaction, Birds Eye Holdings Inc., a wholly-owned subsidiary of Birds Eye Holdings LLC, and certain of its subsidiaries entered into a senior secured credit facility (the "Senior Credit Facility") in the amount of $470.0 million with a syndicate of banks and other lenders arranged and managed by JPMorgan Chase Bank ("JPMorgan Chase Bank"), as administrative and collateral agent. The Senior Credit Facility is comprised of
(i) a $200.0 million senior secured revolving credit facility (the "Revolving Credit Facility") and (ii) a $270.0 million senior secured B term loan (the "Term Loan Facility"). The Revolving Credit Facility matures in August 2007 and allows up to $40.0 million to be available in the form of letters of credit. There were no borrowings on the Revolving Credit Facility as of June 26, 2004.

The Senior Credit Facility bears interest at Birds Eye Foods' option, at a base rate or LIBOR plus, in each case, an applicable percentage. The appropriate applicable percentage corresponds to Birds Eye Foods' Consolidated Leverage Ratio, as defined by the senior credit agreement (the "Senior Credit Agreement"), and is adjusted quarterly based on the calculation of the Consolidated Leverage Ratio. As of June 26, 2004, the Senior Credit Facility bears interest in the case of base rate loans at the base rate plus (i) 1.00 percent for loans under the Revolving Credit Facility, and (ii) 1.75 percent for loans under the Term Loan Facility or in the case of LIBOR loans at LIBOR plus
(i) 2.00 percent for loans under the Revolving Credit Facility and (ii) 2.75 percent for loans under the Term Loan Facility. As of June 26, 2004, the interest rate under the Term Loan Facility was approximately 4.05 percent. The initial unused commitment fee is 0.375 percent on the daily average unused commitment under the Revolving Credit Facility and also varies based on Birds Eye Foods' Consolidated Leverage Ratio.

The Term Loan Facility requires payments in quarterly installments in the amount of $675,000 until September 30, 2007. Beginning December 31, 2007, the quarterly payments are $64,125,000. The Term Loan Facility matures August 2008 upon which the balance will be due. The Term Loan Facility is also subject to mandatory prepayments under various scenarios as defined in the Senior Credit Agreement. Provisions of the Senior Credit Agreement require that annual payments, within 105 days after the end of each fiscal year, in the amount of "excess cash flow" be utilized to prepay the Term Loan Facility at an applicable percentage that corresponds to Birds Eye Foods' Consolidated Leverage Ratio. As of June 26, 2004, there is no excess cash flow to be paid under the Term Loan facility. The amount of "excess cash flow" at June 28, 2003 was $13.1 million and was paid on September 26, 2003.

The Senior Credit Facility contains customary covenants and restrictions on Birds Eye Foods' activities, including but not limited to: (i) limitations on the incurrence of indebtedness; (ii) limitations on sale-leaseback transactions, liens, investments, loans, advances, guarantees, acquisitions, asset sales, and certain hedging agreements; and (iii) limitations on transactions with affiliates and other distributions. The Senior Credit Facility also contains financial covenants requiring Birds Eye Foods to maintain a maximum average debt to EBITDA ratio, a maximum average senior debt to EBITDA ratio, and a minimum EBITDA to interest expense ratio. Birds Eye Foods is in compliance with all covenants, restrictions, and requirements under the terms of the Senior Credit Facility.

During fiscal 2004, Birds Eye Foods negotiated an amendment to its Senior Credit Facility. The amendment provided Birds Eye Foods with the ability to repay $150.0 million of its Senior Subordinated Notes which occurred in November 2003. See "Senior Subordinated Notes - 11 7/8 Percent (due 2008)" below. In addition, provided the satisfaction of certain conditions, the amendment permits repayment of the balance of the Senior Subordinated Notes prior to maturity.

Birds Eye Foods' obligations under the Senior Credit Facility are guaranteed by Holdings Inc. and certain of Birds Eye Foods' subsidiaries.

Senior Subordinated Notes - 11 7/8 Percent (due 2008): In fiscal 1999, Birds Eye Foods issued Senior Subordinated Notes (the "Notes") for $200.0 million aggregate principal amount due November 1, 2008. Interest on the Notes accrues at the rate of 11 7/8 percent per annum and is payable semiannually in arrears on May 1 and November 1.

The Notes represent general unsecured obligations of Birds Eye Foods, subordinated in right of payment to certain other debt obligations of Birds Eye Foods (including Birds Eye Foods' obligations under the Senior Credit Facility). The Notes are guaranteed by Pro-Fac and certain of Birds Eye Foods' subsidiaries. See NOTE 14 to the "Notes to Consolidated Financial Statements."

The Notes contain customary covenants and restrictions on Birds Eye Foods' ability to engage in certain activities, including, but not limited to: (i) limitations on the incurrence of indebtedness and liens; (ii) limitations on consolidations, mergers, sales of assets, transactions with affiliates; and
(iii) limitations on dividends and other distributions. Birds Eye Foods is in compliance with all covenants, restrictions, and requirements under the Notes.

In connection with the Transaction, Birds Eye Foods recorded the Notes at estimated fair value, $208.2 million.

On November 24, 2003, Birds Eye Foods repaid $150.0 million of these Notes. In conjunction with this repayment, a pre-tax loss on early extinguishment of debt of $4.0 million was recorded. This amount reflects the payment of the $8.9 million call premium and other transaction expenses less the elimination of the related unamortized premium of $4.9 million recorded in conjunction with the August 19, 2002 Transaction. The remaining premium of $1.4 million at June 26, 2004 is being amortized against interest expense over the remaining life of the outstanding Notes.

Revolving Credit Facility: Borrowings under the short-term Revolving Credit Facility were as follows:

                                                   Fiscal Year Ended   Period Ended
                                                        June 26,          June 28,
(Dollars in Thousands)                                   2004              2003
                                                   -----------------   -------------
Balance at end of period                                $     0           $     0
Rate at fiscal year end                                     0.0%              0.0%
Maximum outstanding during the period                   $67,700           $29,100
Average amount outstanding during the period            $10,800           $ 6,300
Weighted average interest rate during the period            3.1%              4.7%

As of June 26, 2004, there were $23.8 million in letters of credit outstanding under the Revolving Credit Facility.

Fair Value: The estimated fair value of long-term debt outstanding, including the current portion, was approximately $305.9 million and $487.3 million at June 26, 2004 and June 28, 2003, respectively. The fair value for long-term debt was estimated using either quoted market prices for the same or similar issues or the current rates offered to the Company for debt with similar maturities.

Other Debt: Other debt carried rates ranging from 2.00 to 5.76 percent and matured in fiscal 2004.

The following table summarizes Birds Eye Foods' future payments due on long-term debt as of June 26, 2004:

(Dollars in Millions)

Fiscal Year Ending Last                          Senior Subordinated
    Saturday in June      Term Loan Facility   Notes - 11 7/8 Percent    Total
-----------------------   ------------------   ----------------------   ------
       2005                     $  2.7                  $ 0.0           $  2.7
       2006                        2.7                    0.0              2.7
       2007                        2.7                    0.0              2.7
       2008                      129.6                    0.0            129.6
       2009                      115.2                   50.0            165.2
       Thereafter                  0.0                    0.0              0.0
                                ------                  -----           ------
       Total                    $252.9                  $50.0           $302.9
                                ======                  =====           ======

NOTE 11. TAXES ON INCOME

Although Holdings LLC as a stand-alone entity is a limited liability company and is not subject to federal or state tax, Holdings Inc. (a wholly-owned subsidiary of the Company) and its subsidiary, Birds Eye Foods, are both C Corporations which are subject to federal, state, and foreign taxation.

The (provision)/benefit for taxes on income/(loss) from continuing operations includes the following:

                            Fiscal Year      For the period
                          Ended June 26,   August 19, 2002 -
(Dollars in Thousands)         2004          June 28, 2003
                          --------------   ------------------
Federal -
   Current                   $  1,486          $  3,998
   Deferred                   (14,821)          (17,130)
                             --------          --------
                              (13,335)          (13,132)
                             --------          --------
State and foreign -

   Current                        165               445

   Deferred                    (2,268)           (1,739)
                             --------          --------
                               (2,103)           (1,294)
                             --------          --------
                             $(15,438)         $(14,426)
                             ========          ========

A reconciliation of the effective tax rate to the amount computed by applying the federal income tax rate to pretax income from continuing operations is as follows:

                                        Fiscal Year      For the period
                                      Ended June 26,   August 19, 2002 -
                                           2004          June 28, 2003
                                      --------------   -----------------
Statutory federal rate                     35.0%             35.0%
State and foreign income taxes, net
   of federal income tax benefit            4.9%              4.9%
Meals and entertainment                     0.3%              0.4%
Other, net                                 (4.3)%            (0.2)%
                                           ----              ----
   Effective Tax Rate                      35.9%             40.1%
                                           ====              ====

Deferred tax (liabilities)/assets consist of the following:

(Dollars in Thousands)                                    June 26, 2004   June 28, 2003
                                                          -------------   -------------
Liabilities -
   Depreciation                                             $(32,841)       $(23,727)
   Goodwill and other intangible assets                      (27,983)        (24,122)
   Prepaid manufacturing expense                              (4,554)         (4,689)
                                                            --------        --------
      Total deferred tax liabilities                         (65,378)        (52,538)
                                                            --------        --------
Assets -
   Inventories                                                 8,195          13,888
   Credits and operating loss carryforwards                   37,835          27,667
   Insurance accruals                                          3,798           2,162
   Pension/OPEB accruals                                      20,256          18,062
   Termination Agreement with Pro-Fac Cooperative, Inc.       10,106          12,774
   Restructuring reserves                                        585           3,300
   Premium on Senior Subordinated Notes                          841           4,379
   Lease premiums                                              1,921           2,116
   Other                                                       3,390           3,924
                                                            --------        --------
      Total deferred tax assets                               86,927          88,272
                                                            --------        --------
   Net deferred tax assets                                    21,549          35,734
   Valuation allowance                                       (18,873)        (16,293)
                                                            --------        --------
      Total                                                 $  2,676        $ 19,441
                                                            ========        ========

Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carryforward period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income, and the projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets will be deductible.

As of June 26, 2004, Birds Eye Foods and its subsidiaries maintained a valuation allowance in the amount of $18.9 million. The valuation allowance was established for foreign and state net operating losses and state tax credits. As Birds Eye Foods and its subsidiaries cannot assure that realization of the credits is more likely than not to occur, a valuation allowance has been established.

As of June 26, 2004, Birds Eye Foods and its subsidiaries have a federal net operating loss carryforward of $36.5 million and federal credits of $2.7 million. The federal net operating loss carryforwards will expire on or before June 2024. The federal credit consists primarily of minimum tax credits. This credit will never expire. In addition to these federal carryforwards, Birds Eye Foods and its subsidiaries have varying state net operating loss carrryforwards depending on whether they file on a combined or separate company basis by jurisdiction. The tax effect of these state net operating losses is $11 million. Birds Eye Foods and its subsidiaries have state credits totaling $8.5 million of which $2 million expire on or before June 2018. The remaining $6.5 million in state credits will never expire. The expiration dates of the state net operating losses vary. Ultimately, all state net operating losses will expire on or before June 2024, if not utilized by Birds Eye Foods and its subsidiaries. The foreign net operating loss at June 26, 2004 is $2.6 million. These foreign net operating losses expire on or before June 2009.

NOTE 12. PENSIONS, PROFIT SHARING, AND OTHER EMPLOYEE BENEFITS

Pensions: Certain subsidiaries of Birds Eye Foods have primarily noncontributory defined-benefit plans covering substantially all hourly employees.

In September 2001, Birds Eye Foods made the decision to freeze benefits provided under its Master Salaried Retirement Plan. This plan was amended to freeze benefit accruals effective September 28, 2001. Participants who, on that date, were actively employed and who had attained age 40, completed 5 years of vesting service, and whose sum of age and vesting services was 50 or more, were grandfathered. Grandfathered participants are entitled to continue to earn benefit service in accordance with the provisions of the plan with respect to periods of employment after September 28, 2001 but in no event beyond September 28, 2006. Under the provisions of SFAS No. 88, "Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," these benefit changes resulted in the recognition of a $2.5 million net curtailment gain for the year ended June 29, 2002.

Birds Eye Foods also participates in several union sponsored pension plans. It is not possible to determine Birds Eye Foods' relative share of the accumulated benefit obligations or net assets for these plans. Contributions to these plans are paid when incurred and billed by the sponsoring union or plan.

For purposes of this disclosure, all defined-benefit pension plans have been combined. The benefits for these plans are based primarily on years of service and employees' pay near retirement. The funding policy of Birds Eye Foods is consistent with the funding requirements of Federal law and regulations. Plan assets consist principally of common stocks, corporate bonds and US government obligations. Plan assets do not include any of the Company's or its subsidiaries' own equity or debt securities.

As a result of the Transaction, the Company recorded the projected benefit obligation in the purchase price allocation, effectively recognizing previously unrecognized actuarial losses and unrecognized prior service costs of $10.4 million.

The measurement dates used to determine pension benefit measurements for the Birds Eye Foods' pension plans are March 31 of a given calendar year.

The following table sets forth the weighted-average asset allocations of the pension plans by asset category at March 31, 2004 and March 31, 2003.

                               March 31,   March 31,
                                  2004        2003
                               ---------   ---------
Asset category:
   Cash and cash equivalents      13.0%        1.6%
   Debt securities                27.1        39.9
   Equity securities              53.6        50.9
   Real estate                     6.3         7.6
   Other                           0.0         0.0
                                 -----       -----
      Total                      100.0%      100.0%
                                 =====       =====

Birds Eye Foods uses multiple investment funds and managers for investment of the assets of the plans. Oversight of the investment advisors is provided by an outside investment consulting firm and the Investment Committee. The investment performance and adherence to investment policy is reviewed quarterly by the Committee. The investment objective for the plans is to maintain a well-diversified portfolio of assets using multiple managers and diversified asset classes and styles to optimize the long-term return on plan assets at a moderate level of risk.

Birds Eye Foods has established the following general target asset allocation mix for its plan investments.

               Target
               ------
Equities         60%
Fixed Income     35%
Real Estate       5%
                ---
   Total        100%
                ===

The following table sets forth the changes in the plans' projected benefit obligation and plan assets and the plans' funded status and amounts recognized in the Birds Eye Foods' financial statements at June 26, 2004 and June 28, 2003.

                                                                                     Pension Benefits
                                                                                   -------------------
                                                                                   Fiscal Years Ended
                                                                                   -------------------
                                                                                   June 26,   June 28,
(Dollars in Thousands)                                                               2004       2003
                                                                                   --------   --------
Change in benefit obligation:
   Benefit obligation at beginning of period                                       $122,426   $106,371
   Service cost                                                                       4,976      4,007
   Interest cost                                                                      7,849      7,683
   Plan participants' contributions                                                      66         76
   Plan amendments                                                                        0         45
   Actuarial loss                                                                     9,855     12,765
   Benefits paid                                                                     (9,567)    (8,521)
                                                                                   --------   --------
      Benefit obligation at end of period                                           135,605    122,426
                                                                                   --------   --------

Change in plan assets:
   Fair value of plan assets at beginning of period                                  67,278     87,066
   Actual return/(loss) on plan assets                                               15,257    (12,083)
   Employer contribution                                                             14,768        715
   Plan participants' contributions                                                      66         76
   Benefits paid                                                                     (9,567)    (8,521)
   Adjustment for prior business combination                                              0         25
                                                                                   --------   --------
      Fair value of plan assets at end of period                                     87,802     67,278
                                                                                   --------   --------

   Plan funded status                                                               (47,803)   (55,148)
   Unrecognized prior service cost                                                       39         45
   Unrecognized net actuarial loss                                                   23,345     23,295
   Employer contributions during period from measurement date to fiscal year-end          0     14,440
                                                                                   --------   --------
      Accrued benefit liability net of additional minimum pension liability        $(24,419)  $(17,368)
                                                                                   ========   ========

Amounts recognized in the statement of financial position:
   Accrued benefit liability                                                       $(43,683)  $(50,277)
   Prepaid pension cost                                                                   0     14,440
   Intangible asset                                                                      39         45
   Accumulated other comprehensive loss - minimum pension liability (1)              19,225     18,424
                                                                                   --------   --------
      Net amount recognized                                                        $(24,419)  $(17,368)
                                                                                   ========   ========

Amounts included in other comprehensive (loss)/income:
   (Decrease)/increase in intangible asset                                         $     (6)  $     45
   Increase in additional minimum pension liability                                    (795)   (17,896)
                                                                                   --------   --------
      Total amounts included in other comprehensive (loss)/income                  $   (801)  $(17,851)
                                                                                   ========   ========

Weighted-average assumptions
   Assumptions used for projected benefit obligation:
      Discount rate                                                                 6.0/7.3%       6.6%
      Rate of compensation increase                                                 3.8/3.5%   3.8/3.5%

   Assumptions used to determine net periodic benefit cost:
      Discount rate                                                                 7.3/6.6%       6.6%
      Expected return on plan assets (2)                                            8.0/8.5%   8.0/8.5%
      Rate of compensation increase                                                 3.8/3.5%   3.8/3.5%

The accumulated benefit obligation for all defined benefit pension plans was $131.5 million and $117.5 million at June 26, 2004 and June 28, 2003, respectively.

(1) The fair value of Birds Eye Foods' pension plan assets was below the accumulated benefit obligation at the plan's March measurement date in fiscal 2004 and fiscal 2003 by $19.2 million and $18.4 million, respectively. In accordance with SFAS No. 87, "Employers' Accounting for Pensions," the net of tax amount of $11.7 million and $11.3 million of accumulated other comprehensive loss as of June 26, 2004 and June 28, 2003, respectively, was included on the statement of financial position.

(2) To develop the expected long-term rate of return on assets assumption, Birds Eye Foods considered the current level of expected returns on risk-free investments (primarily government bonds), the historical level of the risk premium associated with the other asset classes in which the portfolio is invested and the expectations for future returns of each asset class. The expected return for each asset class was then weighted based on the target asset allocation to develop the expected long-term rate of return on assets assumption.

Net periodic benefit cost in fiscal years 2004 and 2003 is comprised of the following:

                                                     Pension Benefits
                                                   -------------------
                                                    Fiscal Years Ended
                                                   -------------------
                                                   June 26,   June 28,
(Dollars in Thousands)                               2004       2003
                                                   --------   --------
Components of net periodic benefit cost:
   Service cost                                     $ 4,976    $ 4,007
   Interest cost                                      7,849      7,683
   Expected return on plan assets                    (6,422)    (6,621)
   Amortization of prior service cost                     6         15
   Amortization of loss/(gain)                          969         17
                                                    -------    -------
Net periodic benefit cost - Birds Eye Foods plans     7,378      5,101
Net periodic benefit cost - union plans                 523        670
                                                    -------    -------
Total periodic benefit cost                           7,901      5,771
Gain from pension curtailment, net                        0          0
                                                    -------    -------
Total pension cost                                  $ 7,901    $ 5,771
                                                    =======    =======

Birds Eye Foods maintains a non-tax qualified Supplemental Executive Retirement Plan ("SERP") which provides additional retirement benefits to two prior executives of Birds Eye Foods who retired prior to November 4, 1994. In December 2000, Birds Eye Foods adopted an additional SERP to provide additional retirements benefits to a current executive officer of Birds Eye Foods.

Birds Eye Foods maintains an Excess Benefit Retirement Plan which serves to provide employees with the same retirement benefit they would have received from Birds Eye Foods' retirement plan under the career average base pay formula, but for changes required under the 1986 Tax Reform Act and the compensation limitation under Section 401(a)(17) of the Internal Revenue Code having been revised in the 1992 Omnibus Budget Reform Act. This plan was amended to freeze benefit accruals effective September 28, 2001. Participants who, on that date, were actively employed and who had attained age 40, completed 5 years of vesting service, and whose sum of age and vesting services was 50 or more, were grandfathered. Grandfathered participants are entitled to continue to earn benefit service in accordance with the provisions of the plan with respect to periods of employment after September 28, 2001 but in no event beyond September 28, 2006.

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the six retirement plans with accumulated benefit obligations in excess of plan assets were:

                                         Master Hourly                  Master Salaried                  Excess Benefit
                                          Pension Plan                  Retirement Plan                 Retirement Plan
                                       Fiscal Years Ended              Fiscal Years Ended              Fiscal Years Ended
                                 -----------------------------   -----------------------------   -----------------------------
(Dollars in Thousands)           June 26, 2004   June 28, 2003   June 26, 2004   June 28, 2003   June 26, 2004   June 28, 2003
                                 -------------   -------------   -------------   -------------   -------------   -------------
Projected benefit obligation        $83,842         $76,124         $46,177         $41,654          $1,060           $933
Accumulated benefit obligation       81,087          72,938          44,885          40,023             987            867
Fair value of plan assets            57,447          47,112          30,105          19,906               0              0

                                     Supplemental Executive          Supplemental Executive          Southland Frozen Foods
                                     Retirement Plan No. 1         Retirement Agreement No. 2             Pension Plan
                                       Fiscal Years Ended              Fiscal Years Ended              Fiscal Years Ended
                                 -----------------------------   -----------------------------   -----------------------------
                                 June 26, 2004   June 28, 2003   June 26, 2004   June 28, 2003   June 26, 2004   June 28, 2003
                                 -------------   -------------   -------------   -------------   -------------   -------------
Projected benefit obligation         $1,967          $1,955          $2,263          $1,461           $296            $300
Accumulated benefit obligation        1,967           1,955           2,263           1,461            296             300
Fair value of plan assets                 0               0               0               0            250             260

Birds Eye Foods expects to contribute $1.9 million to its pension plans in fiscal year 2005.

Expected pension benefit payments, which reflect expected future service costs, as appropriate, over the next 10 years are as follows:

(Dollars in Thousands)

Fiscal Year
-----------
2005          $ 7,221
2006          $ 7,174
2007          $ 7,622
2008          $ 7,979
2009          $ 8,302
2010 - 2014   $49,113

Postretirement Benefits Other Than Pensions: Birds Eye Foods sponsors benefit plans that provide postretirement medical and life insurance benefits for certain current and former employees. For the most part, current employees are not eligible for the postretirement medical coverage. Generally, other than pensions, Birds Eye Foods does not pay retirees' benefit costs. Various exceptions exist, which have evolved from union negotiations, early retirement incentives and existing retiree commitments from acquired companies.

Birds Eye Foods has not prefunded any of its retiree medical or life insurance liabilities. Consequently there are no plan assets held in a trust, and there is no expected long-term rate of return assumption for purposes of determining the annual expense.

The measurement date used to determine pension benefit measurements for the Birds Eye Foods' other postretirement benefit plans is March 31 of a given year.

The following table sets forth the changes in the plans' projected benefit obligation and plan assets and the plans' funded status and amounts recognized in Birds Eye Foods' financial statements at June 26, 2004 and June 28, 2003.

                                                                 Other Benefits
                                                              -------------------
                                                               Fiscal Years Ended
                                                              -------------------
                                                              June 26,   June 28,
(Dollars in Thousands)                                          2004       2003
                                                              --------   --------
Change in benefit obligation:
   Benefit obligation at beginning of period                   $ 3,638    $ 3,817
   Service cost                                                     49         43
   Interest cost                                                   226        266
   Plan amendments                                                   0       (114)
   Actuarial (gain)/loss                                           (79)        17
   Benefits paid                                                  (367)      (391)
                                                               -------    -------
      Benefit obligation at end of period                        3,467      3,638
                                                               -------    -------
Change in plan assets:
   Fair value of assets at beginning of period                       0          0
   Employer contribution                                           367        391
   Benefits paid                                                  (367)      (391)
                                                               -------    -------
      Fair value of assets at end of period                          0          0
                                                               -------    -------
   Plan funded status                                           (3,467)    (3,638)
   Unrecognized prior service benefit                              (86)      (114)
   Unrecognized actuarial gain                                     (61)        18
                                                               -------    -------
      Accrued benefit liability                                 (3,614)    (3,734)

Amounts recognized in the statement of financial position:
   Accrued benefit liability                                   $(3,614)   $(3,734)
                                                               =======    =======
Weighted-average assumptions
   Assumptions used for projected benefit obligation:
      Discount rate                                                6.0%       6.6%
      Rate of compensation increase                                3.8%       3.8%

   Assumptions used to determine net periodic benefit cost:
      Discount rate                                                6.6%       7.4%
      Expected return on plan assets                               N/A        N/A
      Rate of compensation increase                                3.8%       3.8%

                                                                 Other Benefits
                                                              -------------------
                                                               Fiscal Years Ended
                                                              -------------------
                                                              June 26,   June 28,
(Dollars in Thousands)                                          2004       2003
                                                              --------   --------
Components of net periodic benefit cost:
   Service cost                                                 $ 49       $ 43
   Interest cost                                                 226        266
   Amortization of prior service cost                            (29)       (60)
   Amortization of loss                                            0          0
                                                                ----       ----
   Net periodic benefit cost                                    $246       $249
                                                                ====       ====

For measurement purposes, a 13.0 percent rate of increase in the per capita cost of covered health care benefits was assumed for fiscal 2004. The rate was assumed to decrease gradually to 5.0 percent for 2013 and remain at that level thereafter.

The assumed health care trend rates can have a significant effect on the amounts reported for the postretirement benefits plan. A one-percentage point change in the assumed health care trend rates would have the following effect:

                                                                           1-Percentage     1-Percentage
(Dollars in Thousands)                                                    Point Increase   Point Decrease
                                                                          --------------   --------------
Effect on total of service and interest cost components for fiscal 2004        $ 11            $ (11)
Effect on postretirement benefit obligation at June 26, 2004                   $125            $(114)

Birds Eye Foods expects to make payments of $0.4 million to its other postretirement benefit plans in fiscal year 2005.

Birds Eye Foods expects to make postretirement benefit payments, which reflect expected future service costs, as appropriate, over the next 10 years as follows:

(Dollars in Thousands)

Fiscal Year
-----------
2005          $  380
2006          $  400
2007          $  401
2008          $  372
2009          $  372
2010 - 2014   $1,628

Birds Eye Foods 401(k) Plan: Under the Birds Eye Foods 401(k) Plan ("401(k)"), matching contributions are made to the plan for the benefit of employees who elect to defer a portion of their salary into the plan. During fiscal 2004 and 2003 Birds Eye Foods allocated approximately $1.2 million and $1.3 million, respectively, in the form of matching contributions to the plan.

In addition, Birds Eye Foods also maintains a Non-Qualified 401(k) Plan in which Birds Eye Foods allocates matching contributions for the benefit of "highly compensated employees" as defined under Section 414(q) of the Internal Revenue Code. Birds Eye Foods allocated $0.3 million each year during fiscal 2004 and 2003 in the form of matching contributions to this plan.

NOTE 13. MEMBERS' CAPITAL

As specified in the Company's Amended and Restated Limited Liability Company Agreement (the "LLC Agreement"), the Company has six classes of membership units: Class A, B, C, D, E, and P.

Common: Class A units have been issued to Vestar. There were 443,878 Class A common units authorized and issued to Vestar in partial consideration for Vestar's capital contributions pursuant to the Unit Purchase Agreement (see NOTE 2 to the "Notes to Consolidated Financial Statements"). There have been no additional Class A common units issued subsequent to the Transaction.

Class B units have been issued to Pro-Fac Cooperative, Inc. There were 321,429 Class B units authorized and issued to Pro-Fac Cooperative, Inc. in consideration for Pro-Fac's contribution of all of the shares of Birds Eye Foods, Inc. common stock to Holdings LLC (see NOTE 2 to the "Notes to Consolidated Financial Statements"). There have been no additional Class B common units issued subsequent to the Transaction.

Class C and D units have been issued to certain members of management in consideration for cash and promissory notes to the Company. The LLC Agreement authorized the issuance of 16,000 Class C units and 16,000 Class D units. There were 11,405 and 12,575 Class C and D units, respectively, issued as of the August 19, 2002 Transaction. Subsequent to the Transaction, there were 2,340 and 2,036 Class C and Class D units, respectively, issued through June 28, 2003. There were 1,345 and 950 Class C and Class D units, respectively, redeemed during fiscal 2003. During fiscal 2004, there were 1,493 and 579 Class C and Class D units, respectively, issued by the Company. Unitholders redeemed 1,246 and 796 Class C and Class D units, respectively, during fiscal 2004.

Class E units are common units that have been issued to certain members of the Management Committee in consideration for cash. There were no Class E units issued during August 19, 2002 to June 28, 2003. During fiscal 2004, there were 2,790 Class E units issued by the Company.

Management promissory notes consist of promissory notes made to the Company by certain members of management. These notes bear interest at 4.55% per annum, compounded annually, and have a term of seven years. The amounts due under the notes are secured by pledges of management's Class C and Class D units, and the Company has full recourse for payment, satisfaction, and discharge of the notes.

Unitholders are liable only to the extent of their capital contributions to the Company. No unitholder has any personal liability whatsoever in such capacity as a unitholder for the debts, liabilities, commitments, and any other obligations of the Company or for any losses of the Company.

Voting Rights: Class A common units entitle the owner thereof to two votes for each Class A common unit held. Class B, C, D and E common units entitle the owner thereof to one vote for each unit held. Members elect the Management Committee of the Company, which is authorized to take all action which may be necessary for the continuation of the Company and for the maintenance, preservation, and operation of the business of the Company. Any representative may be removed from the Management Committee at any time by the holders of a majority of the total voting power of the outstanding common units.

Preferred Units: In connection with the Transaction, 1,000 Class P preferred units were issued to Vestar and its affiliates. Owners of Class P preferred units are entitled to a cumulative preferred unitholder return of 15% per annum of the original cost of $137.5 million. This preferred return is computed based on a 360-day year consisting of 12 equal months and is compounded quarterly. As of June 26, 2004, the total amount of preferred dividends accumulated and unpaid was $43.6 million. There have been six additional Class P preferred units issued through June 26, 2004 to members of the Management Committee.

In connection with the issuance of the Class P preferred units, the Company incurred approximately $4.0 million in issuance costs. These costs are being accreted using the effective interest method through August 19, 2010 pursuant to the terms of the Limited Liability Company Agreement.

The following table reflects the Class P preferred units activity for the fiscal year ended June 26, 2004, and the fiscal period from August 19, 2002 - June 28, 2003:

                                                                       Fiscal Period
                                                 Fiscal Year Ended   August 19, 2002 -
(Dollars in Thousands)                             June 26, 2004       June 28, 2003
                                                 -----------------   -----------------
Balance at beginning of period                        $152,583            $133,528
Issuances of additional preferred LLC units                865                   0
Dividends on preferred LLC units                        24,875              18,679
Accretion of preferred LLC unit issuance costs             445                 376
                                                      --------            --------
Balance at end of period                              $178,768            $152,583
                                                      ========            ========

Although the Class P preferred units are non-voting, the majority of preferred unitholders must approve any action which (i) alters or changes the rights, preferences or privileges of the preferred units, (ii) creates any new class of units having a preference over or on parity with the preferred units, or (iii) reclassifies units into units having a preference over or on parity with the preferred units.

The preferred units are subject to mandatory redemption at the option of the preferred unitholders (i) upon the occurrence of an initial public offering of the Company's, Birds Eye Holdings Inc.'s, or Birds Eye Foods, Inc.'s capital stock, (ii) at the time of a sale of the Company, or (iii) any time following August 19, 2010.

The preferred units may also be redeemed at the option of the Company at any time after August 19, 2005. Upon such redemption, the Company shall pay a price per preferred unit equal to the product of (i) the unitholder's preferred capital plus the accumulated unpaid preferred returns and (ii) a redemption premium as follows:

After August 19, 2005 through and including August 19, 2006:    107.50%
After August 19, 2006 through and including August 19, 2007:    103.75%
Thereafter:                                                     100.00%

Allocations and Distributions: The Company's profits and losses are generally allocated to unitholders in a manner that will support the distribution of distributable assets. Generally, profits are first allocated to unit holders having deficit balances in their capital accounts. Profits and losses, to the extent not so allocated, are allocated to unit holders so that, as nearly as possible, the credit balances in their respective capital accounts equal the amount they would receive upon a sale of all of the Company's assets, for their respective fair market values, and distribution of the proceeds to the unit holders pursuant to the terms of Section 4.4 of the Limited Liability Company Agreement.

Generally, distributable assets are distributed first, to the preferred unit holders in respect of their accrued and unpaid preferred return, second, to the preferred unit holders in respect of their unpaid preferred capital, third, pro rata among the Company's common unit holders in respect of their unpaid common capital, and, fourth, among the common unit holders pursuant to the terms of
Section 4.4(a)(iv) of the LLC Agreement, which provides that certain variable aggregate percentages of distributable assets will be allocated to the various classes of the common units, and then distributed on a pro rata basis among the units of each such class, depending on whether certain performance targets have been achieved and, with respect to the Class C units and Class D units, the number of units of each such class outstanding.

Securityholders Agreement: Holdings LLC, Pro-Fac and Vestar, together with others, including management of Birds Eye Foods, entered into a securityholders agreement dated August 19, 2002 (and as amended from time to time, the "Securityholders Agreement") containing terms and conditions relating to the transfer of membership interests in and the management of Holdings LLC.

The Securityholders Agreement includes a voting agreement pursuant to which (1) the holders of common units agree to vote their common units and to take any other action necessary to cause the authorized number of members or directors for each of the respective management committees or boards of directors of Holdings LLC, Holdings Inc. and Birds Eye Foods to be set at not less than nine but not more than 11, as determined by Vestar, which shall include six members/directors designated by Vestar, two members/directors designated by Pro-Fac, one member/director who shall be the chief executive officer of Birds Eye Foods and two members/directors designated by Vestar who shall be independent of Holdings LLC, its subsidiaries' management and Vestar.

The voting agreement further provides that the holders of common units shall vote their common units as directed by Vestar with respect to the approval of any amendment(s) to the Limited Liability Company Agreement, the merger, unit exchange, combination or consolidation of Holdings LLC, the sale, lease or exchange of all or substantially all of the property and assets of Holdings LLC and its subsidiaries, including Birds Eye Foods, and the reorganization, recapitalization, liquidation, dissolution, or winding-up of Holdings LLC, provided such action is not inconsistent with the Limited Liability Company Agreement or the Securityholders Agreement and further provided such action shall not have a material adverse effect on a unit holder that would be borne disproportionately by such unit holder.

The Securityholders Agreement also provides (1) Pro-Fac and management of Birds Eye Foods with "tag-along" rights in connection with certain transfers of Holdings LLC units by Vestar; (2) Vestar with "take-along" rights to require Pro-Fac and management of Birds Eye Foods to consent to a proposed sale of Holdings LLC; (3) Pro-Fac and Vestar with demand registration rights, in securities of a subsidiary of Holdings LLC, including Birds Eye Foods, which are acquired by them through a distribution by Holdings LLC of such securities in exchange for their respective units in Holdings LLC, such distributed securities being "Registrable Securities", and other unit holders, including management of Birds Eye Foods with incidental registration rights in the Registrable Securities owned by such unit holders, (4) Pro-Fac and management of Birds Eye Foods certain pre-emptive rights with respect to new securities of Holdings LLC or any of its subsidiaries proposed to be issued to Vestar or any affiliate of Vestar, and (5) Vestar the right to modify the Securityholders Agreement without the consent of Pro-Fac, management of Birds Eye Foods or any other unit holder if the amendment cannot reasonably be expected to have a material adverse effect on a unit holder that would be borne disproportionately by such unit holder or the amendment does not adversely affect any unit holder of Holdings LLC in any material respect and it is in connection with a change that cures any ambiguity or corrects or supplements a provision of the Securityholders Agreement.

NOTE 14. GUARANTEES AND INDEMNIFICATIONS

In certain instances when the Company sells businesses or assets, the Company may retain certain liabilities for known exposures and provide indemnification to the buyer with respect to future claims for certain unknown liabilities existing, or arising from events occurring, prior to the sale date, including liabilities for taxes, legal matters, environmental exposures, labor contingencies, product liability, and other obligations. The terms of the indemnifications vary in duration, from one to three years for certain types of indemnities, to terms for tax indemnifications that are generally aligned to the applicable statute of limitations for the jurisdiction in which the tax is imposed, and to terms for certain liabilities (i.e., warranties of title and environmental liabilities) that typically do not expire. The maximum potential future payments that the Company could be required to make under these indemnifications are either contractually limited to a specified amount or unlimited. The maximum potential future payments that the Company could be required to make under these indemnifications are not determinable at this time, as any future payments would be dependent on the type and extent of the related claims, and all relevant defenses, which are not estimable. Historically, costs incurred to resolve claims related to these indemnifications have not been material to the Company's financial position, results of operations or cash flows.

The Company enters into agreements with indemnification provisions in the ordinary course of business with its customers, suppliers, service providers and business partners. In such instances, the Company usually indemnifies, holds harmless and agrees to reimburse the indemnified party for claims, actions, liabilities, losses and expenses in connection with any infringement of third party intellectual property or proprietary rights, or when applicable, in connection with any personal injuries or property damage resulting from the Company's products sold or services provided. Additionally, the Company may from time to time agree to indemnify and hold harmless its providers of services from claims, actions, liabilities, losses and expenses relating to their services to the Company, except to the extent finally determined to have resulted from the fault of the provider of services relating to such services. The level of conduct constituting fault of the service provider varies from agreement to agreement and may include conduct which is defined in terms of negligence, gross negligence, willful misconduct, omissions or other culpable behavior. The terms of these indemnification provisions are generally not limited. The maximum potential future payments that the Company could be required to make under these indemnification provisions are unlimited. The maximum potential future payments that the Company could be required to make under these indemnification provisions are not determinable at this time, as any future payments would be dependent on the type and extent of the related claims, and all relevant defenses to the claims, which are not estimable. Historically, costs incurred to resolve claims related to these indemnification provisions have not been material to the Company's financial position, results of operations or cash flows.

The Company has by-laws, policies, and agreements under which it indemnifies its directors and officers from liability for certain events or occurrences while the directors or officers are, or were, serving at the Company's request in such capacities. Furthermore, the Company is incorporated in the state of Delaware which requires corporations to indemnify their officers and directors under certain circumstances. The term of the indemnification period is for the director's or officer's lifetime. The maximum potential amount of future payments that the Company could be required to make under these indemnification provisions is unlimited, but would be affected by all relevant defenses to the claims.

Subsidiary Guarantors: Kennedy Endeavors, Incorporated and Linden Oaks Corporation, indirect wholly-owned subsidiaries of the Company ("Subsidiary Guarantors"), and Pro-Fac (Pro-Fac files periodic reports under the Securities Exchange Act of 1934, Commission File Number 0-20539) have jointly and severally, fully and unconditionally guaranteed, on a senior subordinated basis, the obligations of Birds Eye Foods with respect to Birds Eye Foods' 11 7/8 percent Senior Subordinated Notes due 2008 (the "Notes"). In addition, Birds Eye Holdings Inc., Kennedy Endeavors, Incorporated, GLK Holdings, Inc., BEMSA Holdings Inc., and Linden Oaks Corporation have jointly and severally, fully and unconditionally guaranteed the obligations of the Company with respect to the Company's Senior Credit Facility. The covenants in the Notes and the Senior Credit Facility do not restrict the ability of the Subsidiary Guarantors to make cash distributions to the Company or its subsidiaries. Holdings LLC does not guarantee the obligations of Birds Eye Holdings Inc. or Birds Eye Foods, Inc.

Presented below is condensed consolidating financial information for (i) Birds Eye Holdings LLC, (ii) Birds Eye Foods, Inc., (the borrower) (iii) the Subsidiary Guarantors, and (iv) non-guarantor subsidiaries. The condensed consolidating financial information has been presented to show the nature of assets held, results of operations, and cash flows of the Company and the Subsidiary Guarantors and non-guarantor subsidiaries in accordance with Securities and Exchange Commission Financial Reporting Release No. 55.

                                                                 Statement of Operations
                                                             Fiscal Year Ended June 26, 2004
                                   ------------------------------------------------------------------------------------
                                    Birds Eye      Birds Eye    Subsidiary   Non-Guarantor   Eliminating
(Dollars in Thousands)             Holdings LLC   Foods, Inc.   Guarantors    Subsidiaries     Entries     Consolidated
                                   ------------   -----------   ----------   -------------   -----------   ------------
Net sales                            $      0      $ 825,144     $ 32,507        $    0        $(14,253)    $ 843,398
Cost of sales                               0       (640,414)     (26,920)            0          14,471      (652,863)
                                     --------      ---------     --------        ------        --------     ---------
Gross profit                                         184,730        5,587             0             218       190,535
Selling, administrative,
   and general expense                      0       (109,475)      (2,733)            0               0      (112,208)
Other (expense)/income                      0        (37,584)      37,802             0            (218)            0
Income from subsidiaries               31,867         39,812        2,535             0         (74,214)            0
                                     --------      ---------     --------        ------        --------     ---------
Operating income                       31,867         77,483       43,191             0         (74,214)       78,327
Interest income/(expense)                  35        (43,576)       6,541         5,709               0       (31,291)
Loss on early extinguishment
   of debt                                  0         (4,018)           0             0               0        (4,018)
                                     --------      ---------     --------        ------        --------     ---------
Pretax income from
   continuing operations               31,902         29,889       49,732         5,709         (74,214)       43,018
Tax benefit/(provision)                     0          2,314      (17,752)            0               0       (15,438)
                                     --------      ---------     --------        ------        --------     ---------
Income before discontinued
   operations                          31,902         32,203       31,980         5,709         (74,214)       27,580
Discontinued operations (net of
   a tax provision of $2,750)               0           (336)       4,658             0               0         4,322
                                     --------      ---------     --------        ------        --------     ---------
Net income                           $ 31,902      $  31,867     $ 36,638        $5,709        $(74,214)    $  31,902
                                     ========      =========     ========        ======        ========     =========
Accretion of Preferred LLC
   Unit issuance costs                   (445)             0            0             0               0          (445)
Dividends on Preferred LLC Units      (24,875)             0            0             0               0       (24,875)
                                     --------      ---------     --------        ------        --------     ---------
Net income available to Common
   LLC Unitholders                   $  6,582      $  31,867     $ 36,638        $5,709        $(74,214)    $   6,582
                                     ========      =========     ========        ======        ========     =========

                                                                    Statement of Financial Position
                                                                            June 26, 2004
                                          ------------------------------------------------------------------------------------
                                           Birds Eye      Birds Eye    Subsidiary   Non-Guarantor   Eliminating
(Dollars in Thousands)                    Holdings LLC   Foods, Inc.   Guarantors    Subsidiaries      Entries    Consolidated
                                          ------------   -----------   ----------   -------------   -----------   ------------
Assets
   Cash and cash equivalents                $      0       $ 72,701     $    186       $     0       $       0      $ 72,887
   Accounts receivable, net                        0         61,232        4,358             0               0        65,590
   Inventories -
      Finished goods                               0        157,394          696             0               0       158,090
      Raw materials and supplies                   0         22,029          964             0               0        22,993
                                            --------       --------     --------       -------       ---------      --------
         Total inventories                         0        179,423        1,660             0               0       181,083
   Other current assets                            0         38,245        2,160           967            (967)       40,405
                                            --------       --------     --------       -------       ---------      --------
         Total current assets                      0        351,601        8,364           967            (967)      359,965

   Property, plant and equipment, net              0        172,670       25,175             0               0       197,845
   Investment in subsidiaries                243,847        313,403       13,860             0        (571,110)            0
   Goodwill and other intangible
      assets, net                                  0         41,576      158,133             0               0       199,709
   Other assets                                   64         22,178       98,650        30,250        (128,624)       22,518
                                            --------       --------     --------       -------       ---------      --------
         Total assets                       $243,911       $901,428     $304,182       $31,217       $(700,701)     $780,037
                                            ========       ========     ========       =======       =========      ========

Liabilities and Shareholder's Equity
   Current portion of long-term debt        $      0       $  2,700     $      0       $     0       $       0      $  2,700
   Current portion of Termination and
      Transitional Services Agreements
         with Pro-Fac Cooperative, Inc.            0          9,220            0             0               0         9,220
   Accounts payable                                0         74,889        1,807             0               0        76,696
   Accrued interest                                0          2,120            0             0            (967)        1,153
   Intercompany loans                              0          2,327       (2,327)            0               0             0
   Other current liabilities                       0         49,937        8,656             0               0        58,593
                                            --------       --------     --------       -------       ---------      --------
         Total current liabilities                 0        141,193        8,136             0            (967)      148,362
   Long-term debt                                  0        331,842            0             0         (30,250)      301,592
   Long-term portion of Termination and
      Transitional Services Agreements
         with Pro-Fac Cooperative, Inc.            0         16,830            0             0               0        16,830
   Other non-current liabilities                   0        167,716            0             0         (98,374)       69,342
                                            --------       --------     --------       -------       ---------      --------
         Total liabilities                         0        657,581        8,136             0        (129,591)      536,126

   Mandatory redeemable Preferred
      LLC Units                              178,768              0            0             0               0       178,768
                                            --------       --------     --------       -------       ---------      --------
   Members' capital                           65,143        243,847      296,046        31,217        (571,110)       65,143
                                            --------       --------     --------       -------       ---------      --------
         Total liabilities and
            members' capital                $243,911       $901,428     $304,182       $31,217       $(700,701)     $780,037
                                            ========       ========     ========       =======       =========      ========

                                                                          Statement of Cash Flows
                                                                      Fiscal Year Ended June 26, 2004
                                           ------------------------------------------------------------------------------------
                                             Birds Eye     Birds Eye    Subsidiary   Non-Guarantor   Eliminating
(Dollars in Thousands)                     Holdings LLC   Foods, Inc.   Guarantors    Subsidiaries     Entries     Consolidated
                                           ------------   -----------   ----------   -------------   -----------   ------------
Cash Flows From Operating Activities:
   Net income                                $ 31,902      $  31,867     $ 36,638       $ 5,709       $(74,214)      $  31,902
   Adjustments to reconcile net income
      to cash provided by operating
      activities -
         Depreciation                               0         21,052        1,611             0              0          22,663
         Amortization of certain
            intangible assets                       0          1,048          750             0              0           1,798
         Amortization of debt issue
            costs, amendment costs, debt
            discounts and premiums, and
            interest in-kind                        0         10,691            0        (3,361)             0           7,330
         Transitional Services Agreement
            with Pro-Fac Cooperative,
            Inc.                                    0           (525)           0             0              0            (525)
         Loss on sale of assets                     0            213            4             0              0             217
         Gain on sale of Freshlike
            canned vegetable business               0            831       (7,094)            0              0          (6,263)
         Loss on early extinguishment of
            debt                                    0          4,018            0             0              0           4,018
         Equity in undistributed
            earnings of subsidiaries          (31,867)         3,699       (1,922)            0         30,090               0
         Provision for deferred taxes               0         16,703            0             0              0          16,703
         Provision for losses on
            accounts receivable                     0            258           40             0              0             298
         Change in working capital                (35)        23,992        3,372          (967)             0          26,362
                                             --------      ---------     --------       -------       --------       ---------
Net cash provided by operating
   activities                                       0        113,847       33,399         1,381        (44,124)        104,503
                                             --------      ---------     --------       -------       --------       ---------

Cash Flows From Investing Activities:
   Purchase of property, plant,
     and equipment                                  0        (24,060)        (337)            0              0         (24,397)
   Proceeds from disposals                          0         15,099        9,730             0              0          24,829
   Proceeds from investment in CoBank               0          2,923            0             0              0           2,923
   Investment in Birds Eye Foods, Inc.         (1,064)             0            0             0          1,064               0
   Issuance of note receivable to
     Pro-Fac Cooperative Inc., net                  0           (300)           0             0              0            (300)
                                             --------      ---------     --------       -------       --------       ---------
   Net cash (used in)/provided by
    investing activities                       (1,064)        (6,338)       9,393             0          1,064           3,055
                                             --------      ---------     --------       -------       --------       ---------

Cash Flows From Financing Activities:
   Payment of premium and fees on
      early extinguishment of debt                  0         (8,937)           0             0              0          (8,937)
   Payments on long-term debt                       0       (169,636)           0             0              0        (169,636)
   Payments on Termination Agreement
      with Pro-Fac Cooperative, Inc.                0        (10,000)           0             0              0         (10,000)
   Payments on capital lease                        0           (918)           0             0              0            (918)
   Preferred and common
      Unitholders investment, net               1,064          1,064            0             0         (1,064)          1,064
   Dividends paid                                   0              0      (42,743)       (1,381)        44,124               0
                                             --------      ---------     --------       -------       --------       ---------
Net cash used in financing activities           1,064       (188,427)     (42,743)       (1,381)        43,060        (188,427)
                                             --------      ---------     --------       -------       --------       ---------

Net change in cash and cash equivalents             0        (80,918)          49             0              0         (80,869)
Cash and cash equivalents at
   beginning of period                              0        153,619          137             0              0         153,756
                                             --------      ---------     --------       -------       --------       ---------
Cash and cash equivalents
   at end of period                          $      0      $  72,701     $    186       $     0       $      0       $  72,887
                                             ========      =========     ========       =======       ========       =========

                                                                    Statement of Operations
                                                                August 19, 2002 - June 28, 2003
                                     ------------------------------------------------------------------------------------
                                       Birds Eye     Birds Eye    Subsidiary   Non-Guarantor   Eliminating
(Dollars in Thousands)               Holdings LLC   Foods, Inc.   Guarantors    Subsidiaries     Entries     Consolidated
                                     ------------   -----------   ----------   -------------   -----------   ------------
Net sales                              $      0      $ 749,124     $ 29,787        $    0       $(14,011)     $ 764,900
Cost of sales                                 0       (576,678)     (22,799)            0         14,238       (585,239)
                                       --------      ---------     --------        ------       --------      ---------
Gross profit                                  0        172,446        6,988             0            227        179,661
Selling, administrative, and
   general expenses                           0       (102,639)      (2,967)            0              0       (105,606)
Other (expense)/income                        0        (39,920)      40,147             0           (227)             0
Income from former joint venture
   and subsidiaries                      20,756         37,371          839             0        (57,196)         1,770
                                       --------      ---------     --------        ------       --------      ---------
Operating income before
   discontinued operations               20,756         67,258       45,007             0        (57,196)        75,825
Interest income/(expense)                    27        (50,194)       8,498         1,889              0        (39,780)
                                       --------      ---------     --------        ------       --------      ---------
Pretax income before discontinued
   operations                            20,783         17,064       53,505         1,889        (57,196)        36,045
Tax benefit/(provision)                       0          4,528      (18,954)            0              0        (14,426)
                                       --------      ---------     --------        ------       --------      ---------
Net (loss)/income before
   discontinued operations               20,783         21,592       34,551         1,889        (57,196)        21,619
Discontinued operations
   (net of a tax provision of $1,075)         0           (836)           0             0              0           (836)
                                       --------      ---------     --------        ------       --------      ---------
Net income                             $ 20,783      $  20,756     $ 34,551        $1,889       $(57,196)     $  20,783
                                       ========      =========     ========        ======       ========      =========

Accretion of Preferred LLC Unit
   issuance costs                          (376)             0            0             0              0           (376)
Dividends on Preferred LLC Units        (18,679)             0            0             0              0        (18,679)
                                       --------      ---------     --------        ------       --------      ---------
Net Income available to Common LLC
   Unitholders                         $  1,728      $  20,756     $ 34,551        $1,889       $(57,196)     $   1,728
                                       ========      =========     ========        ======       ========      =========

                                                                 Statement of Financial Position
                                                                          June 28, 2003
                                      ------------------------------------------------------------------------------------
                                        Birds Eye     Birds Eye    Subsidiary   Non-Guarantor   Eliminating
(Dollars in Thousands)                Holdings LLC   Foods, Inc.   Guarantors    Subsidiaries     Entries     Consolidated
                                      ------------   -----------   ----------   -------------   -----------   ------------
Assets
   Cash and cash equivalents            $      0      $  153,619    $    137       $     0       $       0      $153,756
   Accounts receivable, net                    0          56,441       3,630             0               0        60,071
   Inventories -
      Finished goods                           0         185,423         560             0               0       185,983
      Raw materials and supplies               0          19,813         788             0               0        20,601
                                        --------      ----------    --------       -------       ---------      --------
         Total inventories                     0         205,236       1,348             0               0       206,584
   Other current assets                        0          59,323      (3,151)            0               0        56,172
                                        --------      ----------    --------       -------       ---------      --------
         Total current assets                  0         474,619       1,964             0               0       476,583

   Property, plant, and equipment,
      net                                      0         187,819       7,380             0               0       195,199
   Investment in subsidiaries            211,537         298,030      11,939             0        (521,506)            0
   Goodwill and other intangible
      assets, net                              0          44,088     161,283             0               0       205,371
   Other assets                               27          31,919     102,545        26,889        (129,123)       32,257
                                        --------      ----------    --------       -------       ---------      --------
         Total assets                   $211,564      $1,036,475    $285,111       $26,889       $(650,629)     $909,410
                                        ========      ==========    ========       =======       =========      ========

Liabilities and Members' Capital
   Current portion of long-term
      debt                              $      0      $   19,611    $      0       $     0       $       0      $ 19,611
   Current portion of Termination
      and Transitional Service
      Agreements with Pro-Fac
      Cooperative, Inc.                        0           9,403           0             0               0         9,403
   Accounts payable                            0          65,826       1,324             0               0        67,150
   Accrued interest                            0           4,106           0             0               0         4,106
   Intercompany loans                          0           1,987      (1,987)            0               0             0
   Other current liabilities                  51          56,718       2,694             0               0        59,463
                                        --------      ----------    --------       -------       ---------      --------
         Total current liabilities            51         157,651       2,031             0               0       159,733
   Long-term debt                              0         486,859           0             0         (26,889)      459,970
   Long-term portion of Termination
      and Transitional Service
      Agreements with Pro-Fac
      Cooperative, Inc.                        0          24,031           0             0               0        24,031
   Other non-current liabilities               0         156,397           0             0        (102,234)       54,163
                                        --------      ----------    --------       -------       ---------      --------
         Total liabilities                    51         824,938       2,031             0        (129,123)      697,897

   Mandatory redeemable preferred
      LLC Units                          152,583               0           0             0               0       152,583
                                        --------      ----------    --------       -------       ---------      --------
   Members' capital                       58,930         211,537     283,080        26,889        (521,506)       58,930
                                        --------      ----------    --------       -------       ---------      --------
         Total liabilities and
            members' capital            $211,564      $1,036,475    $285,111       $26,889       $(650,629)     $909,410
                                        ========      ==========    ========       =======       =========      ========

                                                                              Statement of Cash Flows
                                                                          August 19, 2002 - June 28, 2003
                                              ---------------------------------------------------------------------------------
                                              Birds Eye
                                               Holdings    Birds Eye    Subsidiary   Non-Guarantor   Eliminating
(Dollars in Thousands)                           LLC      Foods, Inc.   Guarantors    Subsidiaries     Entries     Consolidated
                                              ---------   -----------   ----------   -------------   -----------   ------------
Cash Flows From Operating Activities:
   Net income                                 $  20,783    $  20,756     $ 34,551       $ 1,889       $ (57,196)    $  20,783
   Adjustments to reconcile net income to
      cash provided by operating
      activities -
         Amortization of certain intangible
            assets                                    0        1,606          656             0               0         2,262
         Depreciation                                 0       21,562          567             0               0        22,129
         Amortization of debt issue costs,
            amendment costs, debt discounts
            and premiums, and interest
            in-kind                                   0       11,086            0        (1,889)              0         9,197
         Equity in earnings of former joint
            venture and subsidiaries            (20,756)      (5,202)        (839)            0          25,688        (1,109)
         Equity in undistributed earnings
            of CoBank                                 0          (29)           0             0               0           (29)
         Transitional Services Agreement
            with Pro-Fac Cooperative, Inc.            0         (455)           0             0               0          (455)
         Provision/(benefit) for deferred
            taxes                                     0       13,481            0             0               0        13,481
         Provision for losses on accounts
            receivable                                0          480           90             0               0           570
         Change in working capital                   24       92,246       (6,343)            0           1,978        87,905
                                              ---------    ---------     --------       -------       ---------     ---------
Net cash provided by operating activities            51      155,531       28,682             0         (29,530)      154,734

Cash Flows From Investing Activities:
   Purchase of property, plant, and
      equipment                                       0      (13,868)        (307)            0               0       (14,175)
   Proceeds from disposals                            0       27,338           11             0               0        27,349
   Proceeds from note receivable                      0        4,978            0             0               0         4,978
   Issuance of note receivable to Pro-Fac
      Cooperative                                     0         (700)           0             0               0          (700)
   Proceeds from investment in CoBank                 0        3,053            0             0               0         3,053
   Repayments from former joint venture               0        6,285            0             0               0         6,285
   Disposition of investment in former
      joint venture                                   0       13,900            0             0               0        13,900
   Investment in GLK, LLC                             0            0      (11,100)            0          11,100             0
   Investment in Birds Eye Foods, Inc.         (175,590)           0            0             0         175,590             0
                                              ---------    ---------     --------       -------       ---------     ---------
Net cash (used in)/provided by
   investing activities                        (175,590)      40,986      (11,396)            0         186,690        40,690

Cash Flows From Financing Activities:
   Proceeds from issuance of long-term debt           0      270,000            0             0               0       270,000
   Common unitholders redemption                    (51)           0            0             0               0           (51)
   Preferred and common unitholders
      investment                                175,590      175,590            0             0        (175,590)      175,590
   Payments on Subordinated Promissory Note           0      (25,000)           0             0               0       (25,000)
   Net payments on prior revolving credit
      facility                                        0      (22,000)           0             0               0       (22,000)
   Payments on long-term debt                         0     (402,488)           0             0               0      (402,488)
   Payments on Termination Agreement with
      Pro-Fac Cooperative, Inc.                       0      (12,118)           0             0               0       (12,118)
   Payments on capital lease                          0         (775)           0             0               0          (775)
   Cash paid for debt issuance costs                  0      (24,743)           0             0               0       (24,743)
   Dividends paid                                     0            0      (29,530)            0          29,530             0
   Birds Eye Foods, Inc. investment                   0            0       11,100             0         (11,100)            0
   Cash paid for transaction fees                     0       (6,000)           0             0               0        (6,000)
                                              ---------    ---------     --------       -------       ---------     ---------
Net cash used in financing activities           175,539      (47,534)     (18,430)            0        (157,160)      (47,585)

Net change in cash and cash equivalents               0      148,983       (1,144)            0               0       147,839

Cash and cash equivalents at beginning of
   period                                             0        4,636        1,281             0               0         5,917
                                              ---------    ---------     --------       -------       ---------     ---------
Cash and cash equivalents at end of period    $       0    $ 153,619     $    137       $     0       $       0     $ 153,756
                                              =========    =========     ========       =======       =========     =========

NOTE 15. OTHER MATTERS

Legal Matters: The Company is a party to various legal proceedings from time to time in the normal course of its business. In the opinion of management, any liability that the Company might incur upon the resolution of these proceedings will not, in the aggregate, have a material adverse effect on the Company's business, financial condition, or results of operations. Further, no such proceedings are known to be contemplated by any governmental authorities. The Company maintains general liability insurance coverage in amounts deemed to be adequate by management.

NOTE 16. SUBSEQUENT EVENTS

Unit Issuance and Redemption: As of September 10, 2004, approximately 361 Class C units and 33 Class D units have been redeemed by the Company, representing approximately $36,100 and $413, respectively.

                                                                     Schedule II

Birds Eye Holdings LLC
Valuation and Qualifying Accounts
For the Fiscal Year Ended June 26, 2004 and the Period August 19, 2002 - June 28, 2003

                                    Fiscal Year Ended -   August 19, 2002 -
                                       June 26, 2004        June 28, 2003
                                    -------------------   -----------------
Allowance for doubtful accounts
   Balance at beginning of period       $   978,000          $   731,000
   Additions charged to expense             298,000              570,000
   Deductions                              (283,000)            (323,000)
                                        -----------          -----------
   Balance at end of period             $   993,000          $   978,000
                                        ===========          ===========
Tax valuation allowance*
   Balance at beginning of period       $16,293,000          $14,540,000
   Net change                             2,580,000            1,753,000
                                        -----------          -----------
   Balance at end of period             $18,873,000          $16,293,000
                                        ===========          ===========

* See further discussion regarding tax matters at NOTE 11 to the "Notes to Consolidated Financial Statements."

Schedules other than those listed above are omitted because they are either not applicable or not required, or the required information is shown in the financial statements or the notes thereto.